UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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DOLLAR GENERAL CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

Dear Shareholder:

          The 2004 Annual Report and the Notice of Annual Meeting and Proxy Statement for our 2005 Annual Meeting of Shareholders are enclosed with this letter which is first being mailed to shareholders on or about April 22, 2005. The annual meeting will be held on Tuesday, May 24, 2005, at 10:00 a.m. Central Daylight Time, at Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee. All shareholders of record on March 21, 2005 are invited to attend the annual meeting. For security reasons, however, to gain admission to the meeting you may be required to present photo identification and comply with other security measures.

          At this year’s meeting, you will have an opportunity to vote on the matters described in the enclosed Notice of Annual Meeting of Shareholders. In addition to the formal voting, we will discuss Dollar General’s performance during the 2004 fiscal year and take some time to answer your questions.

          Your interest in Dollar General and your vote are very important to us. Please review the Annual Report and the Proxy Statement in detail and return your proxy card as soon as possible so your vote can be represented at the annual meeting.  On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Dollar General.

Sincerely,

Christine L. Connolly
Corporate Secretary & Chief Compliance Officer

April 22, 2005

Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:		Tuesday, May 24, 2005

TIME:		10:00 a.m., Central Daylight Time

PLACE:		Goodlettsville City Hall Auditorium 105 South Main Street Goodlettsville, Tennessee

ITEMS OF BUSINESS:	1)	To elect 11 directors;
	2)	To approve an Annual Incentive Plan to assure full tax deductibility of awards in connection with Internal Revenue Code Section 162(m); and
	3)	To ratify the appointment of the independent auditors for 2005.

WHO MAY VOTE:		You may vote if you were a shareholder of record on March 21, 2005.

By Order of the Board of Directors,

Goodlettsville, Tennessee	Christine L. Connolly
April 22, 2005	Corporate Secretary & Chief Compliance Officer

Please vote your proxy as soon as possible even if you expect to physically attend the Annual Meeting.  You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or sign, date and return the enclosed proxy card in the enclosed reply envelope.  No postage is necessary if the proxy is mailed within the United States.  You may revoke the proxy by following the instructions listed on page 4 of the proxy statement.

DOLLAR GENERAL CORPORATION

Proxy Statement for
2005 Annual Meeting of Shareholders

GENERAL INFORMATION

What is this document?

          This document is the Proxy Statement of Dollar General Corporation for the Annual Meeting of Shareholders to be held on Tuesday, May 24, 2005.  A form of proxy card accompanies this document.  This document is first being mailed to shareholders on or about April 22, 2005.

          We will refer to our company throughout this document as “we” or “us” or “Dollar General.”  In addition, throughout this document, “2004” refers to our fiscal year ended January 28, 2005, “2003” refers to our fiscal year ended January 30, 2004, and “2002” refers to our fiscal year ended January 31, 2003.

Why am I receiving this document?

          We are sending this document and the form of proxy card to you to solicit your proxy to vote upon certain matters at the annual meeting.

What is a proxy?

          It is your legal designation of another person, called a “proxy,” to vote the stock you own. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

Who is paying the costs of this document and the solicitation of my proxy?

          All expenses of this solicitation, including the cost of preparing and mailing this document, will be borne by Dollar General.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

          Your proxy is being solicited by and on behalf of our Board of Directors.  In addition to solicitation by use of the mails, proxies may be solicited by our officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Our officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

Who may attend the annual meeting?

          Only shareholders, their proxy holders and our invited guests may attend the annual meeting. If you plan to attend the annual meeting, please check the box on the enclosed proxy card.  If a broker, bank or other nominee holds your shares in street name, please bring a copy of the account statement reflecting your stock ownership as of March 21, 2005 so that we may verify your shareholder status, and check in at the registration desk at the meeting. For security reasons, we also may require photo identification for admission.

Will Board members attend the annual meeting?

          Yes. Our Board has adopted a policy that all directors will attend the annual shareholders’ meetings, unless attendance is not feasible due to unavoidable circumstances. All but one of last year’s twelve Board members attended the 2004 annual shareholders’ meeting. The director who did not attend retired from service on our Board immediately following that meeting pursuant to our mandatory retirement age policy for directors.

What if I have a disability?

          If you are disabled and would like to participate in the annual meeting, we can provide reasonable assistance.  Please write to our Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072, at least two weeks before the meeting.

What is Dollar General Corporation?

          We are a leading discount retailer of quality general merchandise at everyday low prices. As of March 21, 2005, we operated approximately 7,475 Dollar General stores in 30 states.  Through conveniently located stores, we offer a focused assortment of consumable basic merchandise including health and beauty aids, packaged food products, home cleaning supplies, housewares, stationery, seasonal goods, basic clothing and domestics.  Our stores serve primarily low-, middle- and fixed-income families.

Where is Dollar General Corporation located?

          We conduct our business from our store support center located at 100 Mission Ridge, Goodlettsville, TN  37072.  Our telephone number is 615-855-4000.

Where is Dollar General common stock traded?

          Our common stock is traded and quoted on the New York Stock Exchange under the symbol “DG.”

Where can I find information regarding Dollar General’s corporate governance practices?

          We have posted Dollar General governance-related information on the “Investing—Corporate Governance” portion of our website located at www.dollargeneral.com, including without limitation our Corporate Governance Principles, Code of Business Conduct and Ethics and the charter of each standing committee of our Board of Directors. This information is available in print to any shareholder who sends a request in writing to: Investor Relations, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072.

VOTING MATTERS

What am I voting on?

You will be voting on the following:

•	the election of eleven directors;

•	an Annual Incentive Plan, to assure full tax deductibility of awards in connection with Internal Revenue Code Section 162(m); and

•	the ratification of the appointment of our auditors.

Who is entitled to vote?

          You may vote if you were the record owner of shares of Dollar General common stock on the close of business on March 21, 2005.  Each share of stock is entitled to one vote.  As of March 21, 2005, there were 328,503,897 shares of Dollar General common stock outstanding.

May other matters be raised at the annual meeting; how will the meeting be conducted?

          We currently are not aware of any business to be acted upon at the annual meeting other than the three matters described above.  Under Tennessee law and our governing documents, no other business aside from procedural matters may be raised at the annual meeting unless proper notice has been given to the shareholders.  If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

          The Chairman has broad authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner.  In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting.  The Board of Directors has decided that our annual meeting will be conducted in accordance with the American Bar Association’s “Handbook for the Conduct of Shareholders’ Meetings” published in 2000, including the supplemental rules thereto, as modified by our Board.  The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the annual meeting proceeds in a manner that is fair to all participants.

How do I vote?

          Proxies may be voted by returning the printed proxy card, or by voting via telephone or Internet. For more information about how to vote your proxy, please see the instructions on your proxy card.

          In addition to voting by proxy, you may vote in person at the annual meeting. However, in order to assist us in tabulating votes at the annual meeting, we encourage you to vote by proxy even if you plan to be present at the annual meeting.

How will my proxy be voted?

          The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card.  If your proxy card is signed but does not contain specific instructions, your proxy will be voted:  “FOR” all of the directors nominated, “FOR” approval of the annual incentive plan and “FOR” ratification of Ernst & Young LLP as our independent auditors for 2005.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Corporate Secretary at or before the annual meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the annual meeting; or

•	attend the annual meeting and vote in person. Note that attendance at the annual meeting will not revoke a proxy if you do not actually vote at the annual meeting.

What if I receive more than one proxy card?

          Multiple proxy cards mean that you have more than one account with brokers or our transfer agent.  Please vote all of your shares.  We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address.  Our transfer agent is Registrar and Transfer Company, P.O. Box 1010, Cranford, New Jersey 07016-3572, and it may be reached at 1-800-368-5948.

How will abstentions and broker non-votes be treated?

          Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

What are broker non-votes?

          If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares, however the broker is required to vote those shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may vote the shares with respect to “discretionary” items, routine matters like uncontested elections of directors, approval of the annual incentive plan and the appointment of auditors, but the broker may not vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, the affected shares would be treated as “broker non-votes.”  To avoid giving them the effect of negative votes, broker non-votes are disregarded for the purpose of determining the total number of votes cast or entitled to vote with respect to a proposal.

How many votes must be present to hold the annual meeting?

          A quorum must be present at the annual meeting for any business to be conducted.  A quorum exists when the holders of a majority of the 328,503,897 shares of Dollar General common stock outstanding on March 21, 2005 are present at the meeting, in person or by proxy.

How many votes are needed to elect directors, approve the annual incentive plan and ratify the auditor appointment?

          Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at the annual meeting.  This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

          The annual incentive plan will be approved if the votes cast for the proposal exceed the votes cast against it.

          The ratification of the appointment of Ernst & Young LLP as our independent auditors for 2005 will be approved if the votes cast for the proposal exceed the votes cast against it.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all shareholders confidential. Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	as necessary to meet applicable legal requirements;

•	in a dispute regarding authenticity of proxies and ballots;

•	in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; or

•	when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

PROPOSAL 1:
ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

          Our Board of Directors must consist of at least three but not more than fifteen directors. The exact number is set by the Board and is currently fixed at eleven. All directors are elected annually by our shareholders.

Who are the nominees this year?

          The nominees for the Board of Directors consist of eleven current directors who were elected at our 2004 annual meeting.  If elected, each nominee would hold office until the 2006 annual meeting of shareholders or until his or her successor is elected and qualified. These nominees, their ages at the date of this document and the year in which they first became a director are set forth in the table below. The Board has affirmatively determined that each of these nominees, other than David Perdue, is independent as defined in the NYSE listing standards and in our Corporate Governance Principles:

Name	Age	Director Since

David L. Beré	51	2002
Dennis C. Bottorff	60	1998
Barbara L. Bowles	57	2000
James L. Clayton	71	1988
Reginald D. Dickson	58	1993
E. Gordon Gee	61	2000
Barbara M. Knuckles	57	1995
David A. Perdue	55	2003
J. Neal Purcell	63	2004
James D. Robbins	58	2002
David M. Wilds	64	1991

What are the backgrounds of this year’s nominees?

          David L. Beré has served since December 2003 as Corporate Vice President of Ralcorp Holdings, Inc. and as the President and Chief Executive Officer of Bakery Chef, Inc., a leading manufacturer of frozen griddle products and other frozen, pre-baked products that was acquired by Ralcorp Holdings in December 2003. Before the acquisition, Mr. Beré was the President and Chief Executive Officer of Bakery Chef, and also served on its Board of Directors, since 1998.  Mr. Beré currently serves on the Board of Trustees of Fuller Theological Seminary, the Board of Directors of the Fuller Foundation, the Board of Directors of Greater Chicago Food Depository, and the Dean’s Advisory Council Indiana University – Kelly School of Business.

          Dennis C. Bottorff  has served as Chairman of Council Ventures, an investment firm, since January 2001. He previously served as Chairman of AmSouth Bancorporation, a bank holding company, and, prior to that, as Chief Executive Officer (1991-1999) and Chairman (1995-1999) of First American Corporation. Mr. Bottorff is a director of Ingram Industries, a privately held provider of wholesale distribution, inland marine transportation and insurance services, and Lancope, Inc., a developer of behavioral-based intrusion detection systems for network security, and serves on the Board of Trustees of Vanderbilt University. He also served until April 2003 as a director of MEMX, Inc., a developer of horizontal micro-electronic mechanical systems applications. Mr. Bottorff has served as the Chairman of the Tennessee Education Lottery Corp. since July 2003.

          Barbara L. Bowles  currently serves as Chairman and Chief Executive Officer of The Kenwood Group, Inc., a registered investment advisor that she founded in 1989. She previously served as Vice President, Investor Relations of Kraft, Inc. from 1984 to 1989. Ms. Bowles is a director of Black & Decker Corporation, Wisconsin Energy Corporation, Georgia Pacific Corp., and the Chicago Urban League. She also is a trustee of Fisk University.

          James L. Clayton is Chairman and Chief Executive Officer of Clayton Bancorp, Inc., a bank holding company. He was a director of Branch Banking and Trust Co. of North Carolina, and Regional Chairman of Branch Banking and Trust Co. of Tennessee from December 2000 until December 2004. Mr. Clayton served as Chairman of Clayton Homes, Inc. from 1956 to 2003 and also served as its Chief Executive Officer from 1956 to 1999. Clayton Homes, Inc., which was acquired by Berkshire Hathaway, Inc. in 2003, manufactures, sells, finances and insures manufactured homes. Mr. Clayton also serves as a director of MidCountry Financial Corp. and Affordable Residential Communities Inc.

          Reginald D. Dickson has served as Chairman (since 1996) and Chief Executive Officer  (since 2001) of Buford, Dickson, Harper & Sparrow, Inc., Investment Advisors, and as President Emeritus of Inroads, Inc., a non-profit organization supporting minority education. Mr. Dickson served as President and Chief Executive Officer of Inroads, Inc. from 1983 to 1993.

          E. Gordon Gee has served as Chancellor of Vanderbilt University since 2000. Dr. Gee previously served as President of Brown University from 1998 until 2000 and as President of The Ohio State University from 1990 until 1998. Dr. Gee is a director of The Limited, Inc., Hasbro, Inc., Massey Energy, Inc. and Gaylord Entertainment Company.

          Barbara M. Knuckles has served as Director of Development and Corporate Relations for North Central College in Naperville, Illinois since 1992 and as a director of Harris Bank of Naperville, Illinois since 1990. Ms. Knuckles served as a director of J.R. Short Milling Company, a privately held specialty corn-milling company, from 1988 to 2002, and as a director of Edward Hospital Services Corp. from 1988 to 1999. From 1988 to 1992, Ms. Knuckles was a private investor managing several family businesses. Ms. Knuckles also served as a Corporate Vice President both for Beatrice Foods, Inc. (1978-1986) and for The Wirthlin Group (1986-1988).

          David A. Perdue joined Dollar General in April 2003 as Chief Executive Officer and as a member of the Board of Directors. He was elected Chairman in June 2003. Prior to joining Dollar General, Mr. Perdue served as Chairman and Chief Executive Officer of Pillowtex Corporation, a producer and marketer of home textiles, from July 2002 through March 27, 2003. Pillowtex filed for bankruptcy in July 2003 after emerging from a previous bankruptcy in May 2002. Mr. Perdue also served as Executive Vice President (January 2001 to July 2002) and Senior Vice President, Global

Supply Chain (September 1998 to October 1999) of Reebok International Ltd., as well as President and Chief Executive Officer (January 2001 to July 2002) and Executive Vice President, Global Operating Units (October 1999 to January 2001) of the Reebok Brand. From 1994 to September 1998, Mr. Perdue was Senior Vice President of Haggar, Inc., where he was responsible for all aspects of operations from planning through distribution. From 1992 until 1994, he was based in Hong Kong as Senior Vice President of Operations for Sara Lee Corp. Mr. Perdue also has served as a director of Alliant Energy Corporation since 2001.

          J. Neal Purcell served as the Southeast Area Managing Partner of KPMG from July 1993 to October 1998 and as the Vice Chairman in charge of National Audit Practice Operations from October 1998 until his retirement on January 31, 2002. Mr. Purcell currently serves as a director (and chairman of the audit committee) of Southern Company, Synovus Financial Corporation, and Kaiser Permanente, a privately-held company. Mr. Purcell, who the Dollar General Board of Directors has determined to be independent as defined in NYSE listing requirements and the Dollar General Corporate Governance Principles, has been designated as one of Dollar General’s audit committee financial experts.

          James D. Robbins served as Managing Partner of the Columbus, Ohio office of PricewaterhouseCoopers L.L.P. from 1993 until his retirement in 2001. Mr. Robbins is a director (and chairman of the audit committee) of Huntington Preferred Capital, Inc. Mr. Robbins, who the Dollar General Board of Directors has determined to be independent as defined in NYSE listing requirements and the Dollar General Corporate Governance Principles, has been designated as one of Dollar General’s audit committee financial experts.

          David M. Wilds has served as Managing Partner of 1st Avenue Partners, L.P., a private equity partnership, and as a senior advisor for The Family Office, a limited liability company, since 1998. From 1995 to 1998, Mr. Wilds was President of Nelson Capital Partners III, L.P., a merchant banking company. From 1990 to 1995, Mr. Wilds served as Chairman of Cumberland Health Systems, Inc., an owner and operator of psychiatric hospitals. Mr. Wilds currently serves as a director of Internet Pictures Corporation (since 2001), iPayment, Inc. (since 2001) and Symbion Inc. (since 1998). Mr. Wilds, who the Dollar General Board of Directors has determined to be independent as defined in NYSE listing requirements and in the Dollar General Corporate Governance Principles, has been elected to serve as the Presiding Director of Dollar General’s Board of Directors (i.e., the director chosen to preside at the regularly scheduled executive sessions of non-management directors).

How are directors nominated?

          The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying, evaluating and recommending to the Board all persons to be nominated to serve as a director of Dollar General. The committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions and procedures set forth in our Bylaws (as described below under “Can shareholders nominate directors?”) and applies the same criteria to the evaluation of those candidates as the committee applies to other director candidates. Our Board is responsible for nominating the slate of directors for the annual meeting, upon the committee’s recommendation.

How are nominees identified?

          All director nominees are current directors who are standing for re-election. The Nominating and Corporate Governance Committee has retained a third-party search firm to assist in identifying potential future Board candidates. That search firm reports directly to the committee. The main functions served by the search firm include identifying potential candidates who meet the qualification and experience requirements described above, as well as compiling information regarding the candidates’ qualifications, experience and independence and conveying that information to the committee.

How are nominees evaluated; what are the minimum qualifications?

          The committee identifies, recruits and recommends to the Board only those candidates that the committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board.  Dollar General endeavors to have a Board representing diverse experience at policy-making levels in business, education and areas that are relevant to our business. The committee recommends candidates, including those submitted by shareholders, only if the committee believes the candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all Dollar General shareholders. At least two-thirds of the Board must consist of independent directors (as defined by NYSE listing standards and in our Corporate Governance Principles). No person who has reached the age of 72 is eligible for appointment, election or re-election as a director.

          The committee assesses a candidate’s independence, background and experience, as well as the current Board skill needs and diversity. The committee currently believes that an ideal future nominee will have experience as a chief executive officer of a public retail company, although that is not an absolute requirement for consideration. With respect to incumbent directors selected for re-election, the committee also assesses each director’s contributions, attendance record at Board and applicable committee meetings and the suitability of continued service. In addition, individual directors and any person nominated to serve as a director should possess all of the following personal characteristics and be in a position to devote an adequate amount of time to the effective performance of director duties: integrity and accountability, informed judgment, financial literacy, cooperative approach, record of achievement, loyalty, and ability to consult and advise.

Can shareholders nominate directors?

          Shareholders generally can nominate persons to be directors by following the procedures set forth in our Bylaws. In short, these procedures require the shareholder to timely deliver a written notice to our Corporate Secretary at 100 Mission Ridge, Goodlettsville, TN 37072. To be timely, the notice must be received no later than 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting. For example, to be considered for the 2006 annual shareholder meeting, the notice must be received no later than December 23, 2005.  The notice must contain the information required by our Bylaws about the shareholder proposing the nominee and about the nominee. In general, this information includes:

•	the nominee’s name, age, business address and residence address;
•	the nominee’s principal occupation or employment;

•	the class and number of shares of Dollar General stock that are beneficially owned by the nominee;
•

any other information relating to the nominee that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

•	the name and address of the shareholder proposing the nominee, as they appear on the record books of Dollar General;
•	the class and number of shares of Dollar General that are beneficially owned by the shareholder proposing the nominee; and
•	a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder.

          You should consult our Bylaws for more detailed information regarding the process by which shareholders may nominate directors. Our Bylaws are posted on the “Investing—Corporate Governance” portion of our web site located at www.dollargeneral.com. No shareholder nominees have been proposed for this year’s meeting.

What if a nominee is unwilling or unable to serve?

          That is not expected to occur.  If it does, proxies will be voted for a substitute designated by our Board of Directors.

Are there any familial relationships between any of the nominees?

          There are no familial relationships between any of the nominees or between any of the nominees and any of our executive officers.

How often did the Board meet in 2004?

          Our Board of Directors met 9 times during 2004.  Each director attended at least 75% of the total of all meetings of the Board and all committees on which he or she served.

What are the standing committees of the Board?

          Our Board of Directors has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, and Finance. All members of these committees are independent as defined in the NYSE listing standards and in our Corporate Governance Principles. Our Board has adopted a written charter for each of these committees. A copy of the charter of the Audit Committee is attached to this proxy statement as Appendix A. All committee charters are available on the “Investing—Corporate Governance” portion of our web site located at www.dollargeneral.com. Current information regarding these committees is set forth below.

Name of Committee & Members		Committee Functions	Number of Meetings in 2004

AUDIT:	•	Reviews our annual audited and quarterly unaudited financial	9
Mr. Robbins, Chairman		statements
Ms. Knuckles	•	Reviews internal controls and systems
Mr. Purcell	•	Oversees compliance with certain legal and regulatory requirements
	•	Retains, oversees and reviews the qualifications, independence and performance of the independent auditors
	•	Pre-approves all services performed by the independent auditors
	•	Reviews the performance of our internal audit function and approves the internal audit plan
•

Reviews matters such as our critical accounting policies, material written communications between the independent auditors and management, the independent auditor’s internal quality control procedures, significant changes in our selection or application of accounting principles, and the effect of regulatory and accounting initiatives on our financial statements

	•	Meets in separate private sessions at least quarterly with each of management, the General Counsel, the internal audit staff and the independent auditors
	•	Develops procedures to receive and address complaints regarding accounting, auditing and internal controls
	•	Discusses in general terms earnings press releases
	•	Undertakes other duties set forth in its Charter

FINANCE:	•	Reviews and recommends financial policies, goals and plans, including major investments, transactions and programs	5
Ms. Bowles, Chairman
Mr. Bottorff	•	Reviews annual and long-term financial plans
Mr. Wilds	•	Reviews our need for and type of financing
	•	Reviews our financial strategies, including dividend policies, investment policies and stock and debt repurchase programs
	•	Evaluates our proposed capital strategies
	•	Establishes and reviews guidelines for capital market sourcing
	•	Undertakes other duties set forth in its Charter

Name of Committee & Members		Committee Functions	Number of Meetings in 2004

COMPENSATION:	•	Reviews and approves goals and objectives relating to CEO compensation	7
Dr. Gee, Chairman
Mr. Beré	•	Annually evaluates CEO performance
Mr. Clayton	•	Recommends CEO and director compensation
Mr. Dickson	•	Oversees officer evaluations and approves executive officer annual compensation
	•	Oversees our equity, incentive and other compensation and benefit plans
	•	Reviews and evaluates our overall compensation philosophy
	•	Has the opportunity to meet in separate private sessions at least quarterly with each of the outside compensation consultant and with the General Counsel
	•	Undertakes other duties set forth in its Charter

NOMINATING AND CORPORATE GOVERNANCE:	• •	Identifies and assesses persons qualified to become Board members Recommends new director selection criteria	9
Mr. Bottorff, Chairman	•	Recommends director candidates
Ms. Bowles	•	Recommends the structure and membership of the Board committees
Mr. Wilds	•	Recommends responsibilities of the presiding director
	•	Evaluates the Board, committees and directors
	•	Recommends Corporate Governance Principles
	•	Recommends and oversees portions of the Code of Ethics
	•	Oversees director orientation and continuing education
	•	Oversees management succession and recommends elected officer positions
	•	Undertakes other duties set forth in its Charter

How are directors compensated?

          Directors receive a $6,250 quarterly retainer plus $1,250 for attending each Board or committee meeting and $625 for attending each telephonic Board or committee meeting.  Committee chairpersons and the presiding director receive an additional quarterly retainer of $1,250. A director who also is a Dollar General officer does not receive any separate compensation for Board service.  Directors also receive reimbursement for fees and expenses incurred in connection with continuing education seminars and travel expenses related to meeting attendance or company-requested appearances.

          In addition, any director who is not a Dollar General employee is entitled to receive an annual grant of 4,600 restricted stock units (6,000 restricted stock units in the case of a non-employee Chairman) pursuant to our 1998 Stock Incentive Plan. The restricted stock units generally vest on the first anniversary of the grant date, if the director is still serving as a director on that date, subject to accelerated vesting provisions as provided in the Plan; however, no common stock may be distributed, nor any amount paid, to any director in respect of restricted stock units until the director has ceased to be a member of the Board.  Dividend equivalents on the restricted stock units are credited to the director’s restricted stock unit account in accordance with the terms of the Plan.

          Non-employee directors may defer all or a part of any fees normally paid by us to them pursuant to a voluntary nonqualified compensation deferral plan.  The compensation eligible for deferral includes the annual retainer, meeting and other fees, as well as any per diem compensation for special assignments, earned by a director for service to the Board or one of its committees.  The compensation deferred is credited to a liability account, which is then invested at the option of the director in either an account that mirrors the performance of a fund selected by the Compensation Committee or its delegate (the “Mutual Fund Options”) or in a phantom stock account which mirrors the performance of our common stock (the “Common Stock Option”).  In accordance with a director’s election, the deferred compensation will be paid in a lump sum or in monthly installments over a 5, 10 or 15-year period, or a combination of both, at the time designated by the plan upon a director’s resignation or termination from the Board. However, a director may request to receive an “unforeseeable emergency hardship” in-service lump sum distribution of amounts credited to his account in accordance with the terms of the deferral plan.  All deferred compensation will be immediately due and payable upon a “change in control” (as defined in the compensation deferral plan) of Dollar General. Effective January 1, 2005, account balances deemed to be invested in the Mutual Fund Options are payable in cash and account balances deemed to be invested in the Common Stock Option are payable in shares of Dollar General common stock and cash in lieu of fractional shares.  Prior to January 1, 2005, all account balances were payable in cash.

What does the Board of Directors recommend?

          Our Board of Directors recommends that you vote FOR the election of each of these nominees.

DIRECTOR INDEPENDENCE

Has the Board adopted any categorical independence standards?

          Our Board must affirmatively determine our directors’ independence. To assist in fulfilling this responsibility, our Board has adopted certain categorical standards that set forth specific circumstances under which a director will be considered independent. These standards include:

•

Relationships with Vendors.  A director who has a relationship with a vendor is independent if the amount we pay to the vendor or that the vendor pays to us in any of the vendor’s last 3 fiscal years does not exceed the greater of $1 million or 2% of the vendor’s consolidated gross revenues or if the director’s sole relationship with the vendor is the director’s or an immediate family member’s service on the vendor’s board of directors (or similar governing body).

•

Relationships with Non-Profit Organizations. A director who has a relationship with a tax-exempt organization to which we make donations is independent if the amount donated in the organization’s last fiscal year does not exceed the lesser of $100,000 or 2% of the organization’s consolidated gross revenues.

•

Relationships with Auditors. A director who has a former relationship with our independent auditor or whose immediate family member has a current or former relationship with our independent auditor is independent if: (A) the director or the immediate family member is not a current partner of our auditor; (B) the director is not a current employee of our auditor; (C) the immediate family member is not a current employee of our auditor who participates in the auditor’s audit, assurance or tax compliance (but not tax planning) practice; and (D) the director or the immediate family member was not within the last 3 years (and is no longer) a partner or employee of our auditor who personally worked on our audit within that time.

Are all of the director nominees independent?

          Our Board has considered all known relationships that exist between Dollar General and each director nominee that could impair the nominee’s independence from our management and has affirmatively determined that all nominees identified above under the heading “Election of Directors—Who are the nominees this year?”, other than David Perdue (our CEO), are independent from our management as defined in the NYSE listing standards and our Corporate Governance Principles. These relationships were either encompassed by the categorical standards identified above or, in the case of David Wilds discussed further below, deemed to be immaterial by our Board.

          Mr. Wilds, our presiding director, is employed as a Senior Advisor to The Family Office, a limited liability company formed by the extended family of Cal Turner, Jr., our former Chairman and Chief Executive Officer.  Mr. Turner participates in determining Mr. Wilds’ compensation for services to The Family Office. Mr. Turner ceased service as our Chief Executive Officer in November 2002 and as a director and Chairman in June 2003. Mr. Turner has served as an employee advisor to our Board since July 2003 and beneficially owned, as of March 21, 2005, less than 10% of our common stock. Our Board has determined that Mr. Wilds’ relationship with Mr. Turner is immaterial and does not impair Mr. Wild’s independence from management. The Board based this decision on the fact that Mr. Turner no longer functions as an officer of Dollar General or as part of our management, nor does he have any control over or vested interest in members of our management other than as a shareholder.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

          Except as disclosed under “Executive Compensation,” and except as set forth below, our executive officers, directors, director nominees and greater than 5% shareholders did not have significant business relationships with us in 2004 which would require disclosure under applicable SEC regulations and no other transactions which need to be disclosed are currently planned for the 2005 fiscal year.

          Cal Turner, Jr., our former Chairman and Chief Executive Officer, has served as an employee advisor to our Board since July 2003 and is a greater than 5% shareholder of Dollar General. In 1989, we entered into a collateral assignment agreement with Mr. Turner and AmSouth Bank as Trustee of the H. Calister Turner, Jr. 1982 Irrevocable Life Insurance Trust (the “Trustee”) whereby we agreed to advance the premiums on a $1 million life insurance policy on Mr. Turner’s life in return for the assignment of the Trustee’s interest in the policy to us to secure repayment of our premium advances.  We advanced those premiums until 1999, at which time the premiums were paid from the cash surrender value of the policy. In April 2004, we received $328,675 from the termination of the policy and we released the collateral assignment. On May 24, 2004, as a method to compensate Mr. Turner for the loss of this benefit, the Compensation Committee of our Board approved a lump sum payment to Mr. Turner in the amount of $182,228 (the replacement cost of the insurance), with a gross up of approximately $103,225 to cover federal income taxes and FICA.

          In addition, we share with Mr. Turner a box suite at a stadium in Nashville, Tennessee. The box suite is held in Mr. Turner’s name. In 2004, we reimbursed Mr. Turner approximately $93,000 for our use of the box suite in 2003 and 2004. In 2005, we paid approximately $46,550 for our use of the box suite in 2005. The 2005 payment was made directly to Dream Suites, L.P., the vendor of the box suite, rather than to Mr. Turner.

          Mr. Turner also receives compensation and benefits for his service as employee advisor to our Board, which total in excess of $60,000 per year. Mr. Turner receives an annual base salary of approximately $275,000, certain benefits available to all part-time salaried employees generally, and other perquisites and benefits with an aggregate value in 2004 of approximately $113,444. In addition, Mr. Turner was granted 5,000 shares of restricted stock in 2004, all of which vest on May 24, 2005 or the date of his retirement, if earlier. Mr. Turner currently is receiving similar salary and benefits in 2005.

          In 1991, we entered into a split-dollar agreement with James Stephen Turner (the brother of Cal Turner, Jr.) and the trustee of the James Stephen Turner 1991 Evergreen Trust, a trust created by Mr. J.S. Turner (the “Trust”), pursuant to which we agreed to pay a single premium on a $2.1 million life insurance policy on Mr. J.S. Turner’s life. We advanced that single premium payment in 1991 and received a security interest in the insurance policy to secure the repayment of the premium. On December 31, 2003, we entered into an agreement to terminate that split-dollar agreement and the Trust delivered to us a promissory note to repay on April 1, 2004 the premium we had advanced in the approximate amount of $295,650. Interest on this amount accrued at the rate of 3% per annum from December 31, 2003. The indebtedness was secured by a collateral assignment of the life insurance policy on Mr. J.S. Turner’s life. The Trust repaid approximately $295,650 on April 1, 2004 and accrued interest of approximately $2,220 on April 15, 2004. We released the collateral assignment of the life insurance policy on February 11, 2004.

EXECUTIVE COMPENSATION

          The following tables and text discuss the compensation earned or accrued in 2004, 2003 and 2002 by those persons who served during 2004 in the capacity as Chief Executive Officer or were one of our other four most highly compensated executive officers in 2004. We refer to these officers as our “named executive officers” throughout this document. In particular, the table entitled “Summary Compensation Table” sets forth all compensation earned or accrued by these officers during 2004, 2003 and 2002, the table entitled “Option Grants in Last Fiscal Year” sets forth all options to acquire Dollar General common stock granted to these officers during 2004 and the table entitled “Aggregated Option Exercises in the Last Fiscal Year and Year-End Values” sets forth the number and value of shares of Dollar General common stock with respect to which options were exercised by these officers in 2004 and the number and value of unexercised options held by these officers at the end of 2004. We granted no stock appreciation rights in 2004, and none of these officers holds any stock appreciation rights.

Summary Compensation Table

		Annual Compensation				Long-term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)

David A. Perdue,	2004	920,035	606,453		22,751	—	—	85,932	(5)
Chairman and Chief	2003	747,143	1,710,000	(4)	12,664	1,000,008	1,000,000	30,931
Executive Officer(3)	2002	—	—		—	—	—	—
David M. Tehle,	2004	260,779	273,333	(4)	2,030	405,528	115,400	47,343	(7)
Executive Vice	2003	—	—		—	—	—	—
President and Chief Financial Officer(6)	2002	—	—		—	—	—	—
Stonie R. O’Briant,	2004	381,223	174,328		10,334	97,916	42,000	86,659	(8)
Executive Vice	2003	360,222	362,250		14,062	—	62,800	66,135
President, Merchandising, Marketing and Strategic Planning	2002	343,345	163,765		7,944	—	123,148	51,161
Kathleen R. Guion,	2004	358,347	163,008		10,176	380,366	42,000	49,483	(10)
Executive Vice	2003	100,965	191,667	(4)	1,218	—	62,800	24,959
President, Store Operations and Store Development(9)	2002	—	—		—	—	—	—
Susan S. Lanigan,	2004	341,680	131,845		6,233	60,256	25,000	38,494	(12)
Executive Vice	2003	277,511	225,000		6,139	55,500	25,200	22,403
President and General Counsel(11)	2002	130,928	150,000	(4)	8,610	—	50,400	716

(1)

Includes for each of the named executive officers amounts reimbursed for the payment of certain taxes. None of the named executive officers received perquisites or personal benefits with a value greater than the lesser of $50,000 or 10% of that officer’s salary and bonus reflected in the table.

(2)

Includes the dollar value of shares of restricted stock (Mr. Perdue, Mr. Tehle and Ms. Lanigan) and, with respect to each named executive officer other than Mr. Perdue, restricted stock units (RSUs) granted during the applicable fiscal year. Each RSU represents the right to receive upon vesting one share of Dollar General common stock. All restricted stock and RSU awards were valued at the closing price of Dollar General common stock on the applicable grant date. As of January 28, 2005, the number and value (based on the January 28, 2005 stock price of $20.12 per share) of total shares of restricted stock and RSUs held by the named executive officers were:  Mr. Perdue (63,092 shares; $1,269,411); Mr. Tehle (21,627 shares/RSUs; $435,135); Mr. O’Briant (5,221 RSUs; $105,047); Ms. Guion (20,283 RSUs; $408,094); and Ms. Lanigan (5,213 shares/RSUs; $104,886). Dividends are paid on restricted stock at the same rate paid to all shareholders of Dollar General. Dividend equivalents are credited to the RSU accounts as additional RSUs at the same rate as dividends paid to all shareholders of Dollar General. The 78,865 shares of restricted stock granted to Mr. Perdue on April 2, 2003 vest in 5 equal annual installments beginning on April 2, 2004. The 15,000 shares of restricted stock granted to Mr. Tehle on August 9, 2004 vest in 3 equal annual installments beginning on August 9, 2005. The 3,000 shares of restricted stock granted to Ms. Lanigan on June 2, 2003 vest in 3 equal annual installments beginning June 2, 2004. The 6,600 RSUs granted to Mr. Tehle, the 5,200 RSUs granted to Mr. O’Briant, the 20,200 RSUs granted to Ms. Guion, and the 3,200 RSUs granted to Ms. Lanigan, all on August 24, 2004, along with the dividend equivalents accrued on those RSUs, vest in 3 equal annual installments beginning on August 24, 2005.

(3)	Mr. Perdue joined Dollar General on April 2, 2003 as our Chief Executive Officer. He was elected Chairman of the Board on June 2, 2003.
(4)	Includes a one-time signing bonus of $270,000 (Perdue), $100,000 (Tehle), $75,000 (Guion) and $30,000 (Lanigan).
(5)

Includes $36,508 for premiums paid under our supplemental executive life insurance plan, $3,423 for premiums paid under our supplemental disability programs, $38,251 for Dollar General’s contributions to the Compensation Deferral Plan, and $7,750 for Dollar General’s contributions to the 401(k) Plan.

(6)	Mr. Tehle joined Dollar General on June 7, 2004.
(7)

Includes $3,539 for premiums paid under our supplemental executive life insurance plan, $225 for premiums paid under our supplemental disability program, $1,667 for Dollar General’s contributions to the Compensation Deferral Plan, and $41,912 for reimbursements associated with relocation.

(8)

Includes $7,137 for premiums paid under our supplemental executive life insurance plan, $4,843 for premiums paid under our supplemental disability program, $55,618 for Dollar General’s contributions to the Supplemental Executive Retirement Plan, $9,552 for Dollar General’s contributions to the Compensation Deferral Plan, and $9,509 for Dollar General’s contributions to the 401(k) Plan.

(9)	Ms. Guion joined Dollar General on October 20, 2003.
(10)

Includes $8,491 for premiums paid under our supplemental executive life insurance plan, $278 for premiums paid under our supplemental disability program, $21,338 for Dollar General’s contributions to the Supplemental Executive Retirement Plan, $17,876 for Dollar General’s contributions to the Compensation Deferral Plan, and $1,500 for Dollar General’s contributions to the 401(k) Plan.

(11)	Ms. Lanigan joined Dollar General on July 15, 2002.
(12)

Includes $2,865 for premiums paid under our supplemental executive life insurance plan, $170 for premiums paid under our supplemental disability program, $25,313 for Dollar General’s contributions to the Supplemental Executive Retirement Plan, and $10,146 for Dollar General’s contributions to the 401(k) Plan.

Options Granted in Last Fiscal Year

	Individual Grants

	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2004	Exercise Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciate for Option Term

Name						5% ($)	10% ($)

David A. Perdue	—		—	—	—	—	—
David M. Tehle	62,800	(1)	2.79	18.75	08/09/2014	740,523	1,876,632
	52,600	(2)	2.34	18.83	08/24/2014	622,894	1,578,535
Stonie R. O’Briant	42,000	(2)	1.87	18.83	08/24/2014	497,368	1,260,427
Kathleen R. Guion	42,000	(2)	1.87	18.83	08/24/2014	497,368	1,260,427
Susan S. Lanigan	25,000	(2)	1.11	18.83	08/24/2014	296,052	750,254

(1)	These options will become exercisable in increments of 25% on August 9, 2005, August 9, 2006, August 9, 2007 and August 9, 2008.
(2)	These options will become exercisable in increments of 25% on August 24, 2005, August 24, 2006, August 24, 2007 and August 24, 2008.

Aggregated Option Exercises in Last Fiscal Year and Year-End Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)*

			Exercisable	Unexercisable	Exercisable	Unexercisable

David A. Perdue	—	—	333,333	666,667	2,479,998	4,960,002
David M. Tehle	—	—	—	115,400	—	153,890
Stonie R. O’Briant	13,641	199,477	366,773	276,650	724,321	1,117,957
Kathleen R. Guion	—	—	15,700	89,100	—	54,180
Susan S. Lanigan	—	—	31,500	69,100	100,296	132,546

*	Based on the closing price of Dollar General’s common stock on January 28, 2005 ($20.12).

Employee Retirement Plan

          The Dollar General Corporation 401(k) Savings and Retirement Plan became effective on January 1, 1998.  Balances in two earlier plans were transferred into this plan. The plan covers all employees, including the named executive officers, subject to certain eligibility requirements.  The plan is subject to the Employee Retirement and Income Security Act (“ERISA”).

          Participants currently are permitted to contribute between 1% and 25% of their annual salary, up to a maximum of $13,000 in calendar year 2004 and a maximum of $14,000 in calendar year 2005. Effective January 1, 2005, employees who are over age 50 are permitted to contribute an additional $4,000 in catch-up contributions during 2005. Dollar General currently matches employee contributions (except catch-up contributions) at a rate of 100% of employee contributions, up to 5% of annual salary, after an employee has been employed for one year and has completed a minimum of 1,000 hours of service.

          A participant’s right to claim a distribution of his or her account balance is dependent on ERISA guidelines and Internal Revenue Service regulations. All active employees are fully vested in all contributions to the plan.

          As of January 28, 2005, Messrs. Perdue, Tehle, and O’Briant, and Ms. Guion and Ms. Lanigan had 1, 0, 13, 1 and 2 years of credited service, respectively. Their account balances under the plan as of January 28, 2005, were approximately $43,208 (Perdue); $5,749 (Tehle); $224,605 (O’Briant); $14,629 (Guion); and $38,513 (Lanigan).  Upon retirement, participants can receive a lump sum distribution of their account balances either directly or as a rollover to an eligible retirement plan or individual retirement account. Mr. O’Briant also has the option of receiving an annuity payment for specific money sources attributable to the prior plan as defined in the current plan document.

CDP/SERP Plan

          We offer a Compensation Deferral Plan (the “CDP”) and Supplemental Executive Retirement Plan (the “SERP” and together with the CDP, the “CDP/SERP Plan”) to certain key employees who are determined to be eligible by the Compensation Committee.

          Pursuant to the CDP, participants may make annual elections to defer up to 65% of base pay, reduced by any deferrals to the 401(k) plan, and up to 100% of bonus pay.  All participants are 100% vested for all compensation deferrals.  Dollar General currently matches base pay deferrals at a rate of 100%, up to 5% of annual salary, offset by the amount of match in the 401(k) plan. The compensation deferred is credited to a liability account, which is then invested at the option of the participant in either an account that mirrors the performance of a fund or funds selected by the Compensation Committee or its delegate (the “Mutual Fund Options”) or in a phantom stock account which mirrors the performance of our common stock (the “Common Stock Option”).

          Pursuant to the SERP, we make an annual contribution to all participants who are actively employed in an eligible job grade on January 1 and continue to be employed as of December 31 of a given year. The contribution percentage is based on the following schedule of age plus service:

	Percent of Base Plus Bonus

Age Plus Service	Grade 29	Grades 30-32	Grades 33 and above

<40	2.0%	3.0%	4.5%
40-59	3.0%	4.5%	7.5%
60-79	5.0%	7.5%	9.5%
80 or more	8.0%	12.0%	12.0%

          SERP amounts generally vest at the earlier of the participant’s attainment of age 50 or the participant’s being credited with 10 or more “years of service,” or upon termination of employment due to death or “total and permanent disability” or upon a “change in control,” all as defined in the CDP/SERP Plan.

          In accordance with a participant’s election, a participant’s CDP/SERP Plan account balance will be paid in cash by (a) lump sum, (b) monthly installments over a 5, 10 or 15-year period or (c) a combination of lump sum and installments. The vested amount will be payable at the time designated by the Plan upon the participant’s termination of employment or retirement, except that participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is a date that is no sooner than 5 years after the end of the year in which amounts are deferred. In addition, a participant who is an employee may request to receive an “unforeseeable emergency hardship” in-service lump sum distribution of vested amounts credited to his CDP account. Effective January 1, 2005, account balances deemed to be invested in the Mutual Fund Options are payable in cash and account balances deemed to be invested in the Common Stock Option are payable in shares of Dollar General common stock and cash in lieu of fractional shares.  Prior to January 1, 2005, all account balances were payable in cash.

          As of January 28, 2005, Messrs. Tehle and O’Briant and Ms. Guion and Ms. Lanigan had “age plus service” levels equal to 48, 63, 54 and 44, respectively. Their account balances under the CDP/SERP Plan (and, with respect to Mr. Perdue who is ineligible to participate in the SERP due to his participation in an individualized supplemental executive retirement plan described below, his account balance under the CDP), after taking into account contributions made in respect of 2004, were approximately $95,542 (Perdue); $3,333 (Tehle); $1,621,782 (O’Briant); $59,571 (Guion); and $43,472 (Lanigan).  The SERP is non-qualified and, therefore, is not subject to certain requirements under ERISA.

Individual Supplemental Retirement Plan

          Retirement benefits are provided to David Perdue under an unfunded, non-qualified defined benefit pension plan.  This plan is known as the Supplemental Executive Retirement Plan for David A. Perdue.  The following table shows the estimated annual benefits payable to Mr. Perdue under his SERP based on estimates of annualized final average compensation.

PERDUE SERP PENSION TABLE
Based on Years of Employment

Final Average Compensation	15 or More Years

$2,000,000	$500,000
$2,500,000	$625,000
$3,000,000	$750,000

          For purposes of Mr. Perdue’s SERP, final average compensation is equal to base salary (which is the same as his regular salary disclosed in the “Salary” column of the Summary Compensation Table) plus his incentive “Teamshare” bonus (which is the same as his bonus disclosed in the “Bonus” column of the Summary Compensation Table and is includible for SERP purposes when it is paid) for the highest three consecutive fiscal years of credited service out of the last ten preceding retirement or termination of employment (or for all years of consecutive fiscal years of credited service if Mr. Perdue does not have ten consecutive fiscal years of service). As of January 28, 2005, Mr. Perdue had 2 years of credited service.

          Benefits under Mr. Perdue’s SERP are computed on the basis of a joint and 50% spouse survivor annuity, generally accrue at the rate of 1.67% of final average compensation for each year of credited service (limited to 25% of final average compensation in the aggregate), and are payable in any annuity form that is the actuarial equivalent of the benefit payable as a joint and 50% spouse survivor annuity.  In addition, Mr. Perdue may elect a lump sum distribution.  Benefits are not subject to reduction for Social Security benefits or any other offset.  A 25% of final average compensation normal retirement benefit under Mr. Perdue’s SERP is payable upon attainment of age 63 with 15 years of credited service, and an early retirement benefit (with the 25% factor reduced proportionately for years of credited service under 15 years and by 5% per year for early payment before age 60) is payable upon completion of 10 years of credited service.  Otherwise, benefits vest and are payable after 10 years of credited service or after death or disability while employed by Dollar General.  Mr. Perdue will receive two years of credited service for vesting and benefit accrual purposes for each of his first five years of employment  and thereafter he will receive one year of credited service for each year of employment to a maximum of 15 years of credited service.  In addition, in the event of Mr. Perdue’s termination by Dollar General without cause at any time or his voluntary resignation for good reason within two years after a change in control of Dollar General, Mr. Perdue will be deemed to have five additional years of employment and his compensation will be deemed to continue for purposes of calculating his vesting and benefit.

Agreements with Named Executive Officers

          Employment Agreement with Mr. Perdue.  We have entered into a 4-year employment agreement with David Perdue, dated April 2, 2003. Mr. Perdue’s agreement provides for:

•	minimum base salary of $900,000;

•	one-time signing bonus of $270,000 plus 78,865 shares of restricted stock that vest in 5 equal annual increments beginning April 2, 2004;

•	annual bonus opportunity of up to 160% of base salary based on achievement of performance criteria established in accordance with the terms and conditions of our bonus program for executives;

•

options to acquire 1,000,000 shares of our common stock, which terminate no later than April 2, 2013 and which vest as follows:  333,333 shares on the first grant date anniversary, 333,333 shares on the second grant date anniversary, and 333,334 shares on the third grant date anniversary;

•

participation in all incentive, savings and retirement plans applicable generally to our senior executives (currently consisting of our bonus program for executives, our 401(k) Plan and our Compensation Deferral Plan for key employees) and on the same basis as those executives, except as to benefits that are specifically applicable to Mr. Perdue pursuant to the agreement;

•	participation in an individualized Supplemental Executive Retirement Plan in lieu of participation in our Supplemental Executive Retirement Plan for key employees;

•

participation of Mr. Perdue and his eligible dependents in our welfare benefit plans to the extent applicable generally to our senior executives (currently consisting of  our medical, prescription, dental, vision, group life, executive life, group disability, and executive disability plans and programs);

•	life insurance with an aggregate death benefit of 2.5 times his base salary updated annually;

•	four weeks paid vacation, any unused portion of which is forfeited as of each annual anniversary date;

•	reimbursement for all reasonable business expenses in accordance with our expense reimbursement policies applicable generally to our senior executives;

•

executive perquisites, fringe and other benefits as are provided to the senior most executives and their families under any of our plans in effect from time to time and other benefits as are customarily available to our executives and their families, including up to 30 hours annually of personal use of our plane, provided that Mr. Perdue reimburses us for that use, a company-paid medical physical, wireless PDA, mobile phone and vehicle, and participation in our relocation policy for officers (as well as benefits available in general to all salaried employees);

•

payment upon termination of employment due to death or disability, which shall include any unpaid base salary, expenses and vacation pay that have accrued through the termination date, any other unpaid accrued amount or benefit required under any plan or agreement, any unpaid compensation previously deferred (together with any accrued interest or earnings) unless Mr. Perdue has elected a different payout date in a prior deferral election. In addition, all options, restricted shares and other incentive awards will vest and become fully exercisable, and all options or other rights in the nature of awards that may be exercised will remain exercisable for 1 year (in the event of death) or 3 years (in the event of disability), subject to the earlier expiration of the award;

•

payment upon termination of employment by us for any reason other than death, disability or cause or by Mr. Perdue for good reason, which shall include any unpaid base salary, expenses and vacation pay that have accrued through the termination date, any other unpaid accrued amount or benefit required under any plan or agreement, any unpaid compensation previously deferred (together with any accrued interest or earnings) unless Mr. Perdue has elected a different payout date in a prior deferral election, and a severance payment equal to 2.5 times (3 times if within 2 years after a change in control) the sum of his annual base salary and his actual annual incentive bonus earned in the year immediately prior to the year in which his employment terminated (or 80% of annual base salary, if greater). In addition, all stock options and restricted shares granted under the agreement fully vest and become exercisable for a period of 3 months or the earlier expiration of the award (if within 2 years after a change in control, all other options, restricted shares and other incentive awards shall also fully vest and become exercisable in accordance with the terms of our 1998 Stock Incentive Plan whether or not those awards were granted under that Plan). Finally, we pay the cost equivalent to 30 months of medical coverage (36 months of medical coverage if the termination occurs within 2 years after a change in control);

•

payment upon termination of employment for cause, which shall include any unpaid base salary accrued through the termination date and benefits owed to Mr. Perdue under any plan or agreement covering Mr. Perdue;

•

payment upon resignation without good cause, which shall include any unpaid base salary, expenses and vacation pay that have accrued through the termination date, any other unpaid accrued amount or benefit required under any plan or agreement, and any unpaid compensation previously deferred (together with any accrued interest or earnings) unless Mr. Perdue has elected a different payout date in a prior deferral election;

•	a tax gross up for amounts due for excise taxes imposed upon severance payments and benefits;

•

reimbursement for any costs and expenses incurred by Mr. Perdue to enforce the agreement in good faith, as well as for all reasonable legal fees and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of the excise tax provisions of the Internal Revenue Code to any payment or benefit under the agreement, subject to an aggregate limit of $50,000; and

•	non-competition, non-disclosure and non-solicitation provisions designed to protect us in the event Mr. Perdue were to leave our employment.

          For purposes of this agreement, “cause” means any of the reasons below, as determined by at least three-quarters of the entire Board membership (and as more fully explained in the agreement):

•

fraud, a violation of securities trading regulations or any act resulting in an SEC investigation which, in each case, the Board determines materially adversely affects us or Mr. Perdue’s ability to perform his duties;

•	attendance at work in a state of intoxication or in possession of any prohibited drug or substance which would amount to a criminal offense;

•	assault or other act of violence during the course of employment;

•	conviction of any felony or misdemeanor involving moral turpitude; or

•

the continued failure to perform substantially his duties (other than a failure resulting from incapacity due to disability and excluding any failure, after good faith, reasonable and demonstrable efforts, to meet performance expectations for any reason).

          For purposes of this agreement, “disability” means (as more fully described in the agreement) a long-term disability entitling Mr. Perdue to receive benefits under our long-term disability plan as then in effect or if no long-term disability plan is in effect or if the plan does not apply to Mr. Perdue, then the inability of Mr. Perdue, as determined by the Board, to perform the essential functions of his regular duties and responsibilities with or without reasonable accommodation due to a medically determinable physical or mental illness which has lasted or will reasonably last for a period of 6 consecutive months.

          For purposes of this agreement, “good reason” means (as more fully described in the agreement):

•

assignment to duties inconsistent in any material respect with Mr. Perdue’s position, authority, duties or responsibilities in effect on April 2, 2003, or any other action which results in a demonstrable diminution of his position, authority, duties or responsibilities, all without Mr. Perdue’s written consent;

•	a reduction in base salary or target bonus level;

•

our failure to continue any pension or compensation plan or arrangement in which Mr. Perdue participates or the elimination of his participation in any of those plans (except for across-the-board plan changes or terminations similarly affecting at least 95% of all of our executives, excluding Mr. Perdue’s SERP);

•	relocation without Mr. Perdue’s consent to any office or location other than metropolitan Nashville, Tennessee;

•	our material breach of the agreement; or

•

the failure of any successor to all or substantially all of our business and/or assets to assume and agree to perform the agreement in the same manner and to the same extent as we would be required to perform if no succession had occurred.

          Employment Agreements with Mr. Tehle, Mr. O’Briant, Ms. Guion and Ms. Lanigan. We have entered into a 3-year employment agreement with Mr. Tehle, effective June 7, 2004, a 2-year employment agreements with each of Mr. O’Briant and Ms. Guion, effective March 1, 2004, and a 2-year employment agreement with Ms. Lanigan, effective March 15, 2005. Each of these agreements provides for:

•	minimum base salary of $400,000 for Mr. Tehle, $362,250 for Mr. O’Briant, $350,000 for Ms. Guion and $350,000 for Ms. Lanigan;

•	for Mr. Tehle only, a one-time signing bonus of $100,000;

•

participation in our bonus program for officers established by our compensation committee, with payment based on achievement of performance criteria established in accordance with the terms and conditions of that bonus program; Mr. Tehle’s agreement also provides for a 2004 guaranteed minimum bonus payment equal to 65% of his 2004 base salary, prorated based on employment date;

•

eligibility for award grants from time-to-time consistent with the award grants made to similarly situated Dollar General officers under our 1998 Stock Incentive Plan (or a successor plan), as determined by our compensation committee;

•

for Mr. Tehle only, an inducement grant of options to acquire 62,800 shares of our common stock, which vest in 4 equal annual installments on the anniversary of the grant date, and 15,000 shares of restricted stock, which vest in 3 equal annual installments on the anniversary of the grant date;

•

three weeks paid vacation within the first year of employment and 4 weeks of paid vacation after 5 years of employment, any unused portion of which is forfeited upon termination or the annual anniversary of employment;

•	reimbursement for all reasonable business expenses in accordance with our expense reimbursement policies applicable generally to our employees;

•

executive perquisites, fringe and other benefits as are provided to our officers and their families under any of our plans in effect from time to time and other benefits as are customarily available to our officers and their families (currently consisting of company-paid medical physicals, wireless PDAs, mobile phones and a vehicles, and participation in our relocation policy for officers, as well as benefits available in general to all salaried employees);

•

participation in all incentive, savings and retirement plans applicable generally to our senior executives and on the same basis as those executives (currently consisting of our bonus program for executives, our 401(k) Plan and our CDP/SERP Plan);

•

participation by the officer (and, where applicable, the officer’s eligible dependents) in our various welfare benefit plans to the extent applicable generally to our officers or other similarly situated employees and in accordance with the terms of those plans (currently consisting of our medical, prescription, dental, vision, group life, executive life, group disability, and executive disability plans and programs), as well as in any other benefit plan offered by us to our officers or other employees (excluding plans solely applicable to certain officers in accordance with the express terms of those plans and excluding our severance plan);

•

payment upon termination by us without cause or by the officer for good reason, or upon our failure to renew the agreement without a mutually agreeable severance arrangement between us and the officer (unless that failure to renew is a result of the officer’s voluntary retirement), which payment shall include the officer’s pro rata base salary through the termination date, other vested benefits under any other plan or agreement covering the officer, a severance payment in the amount of 2 times annual base pay, and company-paid outplacement services for 1 year or, if earlier, until other employment is secured (provided, that any unpaid amounts will be forfeited upon the breach by the officer of any continuing obligation under the agreement after termination of employment), as well as any amounts payable to the officer outside the agreement or any other rights the officer may have under the terms of any applicable benefit plan or under the terms of our 1998 Stock Incentive Plan (or successor plan);

•	payment upon termination for cause, which shall consist solely of any benefits owed under any other plan or agreement covering the employee;

•

payment upon termination due to death or disability, which shall consist solely of any benefits under our benefit plans covering the officer, as well as benefits under the 1998 Stock Incentive Plan (or successor plan), to the extent provided by the terms of those plans;

•

payment upon termination of employment for any reason other than death, disability or cause or the officer’s resignation for good reason, each within 2 years of a change in control (as defined in the agreements), which payment shall include a severance payment in the amount of 2 times annual base pay and targeted bonus and 2 times medical, dental and vision benefits costs, as well as company-paid outplacement services for 1 year or, if earlier, until other employment is secured. In addition, the officer’s awards granted under the 1998 Stock Incentive Plan (or any precursor or successor plan) will fully vest and remain exercisable in accordance with the terms of that plan. These severance payments may be capped at the amount otherwise payable, reduced in such amount and to such extent that no amount of the payment plus all other “parachute payments” under Section 280G of the Internal Revenue Code would constitute an “excess parachute payment” under Section 280G. However, those payments shall not be capped if it is determined that the officer would receive at least $25,000 in greater after-tax proceeds if no such reduction is made.

•	non-competition, non-disclosure and non-solicitation provisions designed to protect us in the event the officer were to leave our employment.

          For purposes of these agreements, “cause” means any of the reasons below (as more fully explained in the agreements):

•	fraud, dishonesty or material misrepresentation, or a material violation of securities trading regulations;

•	any activity or public statement by the officer, other than as required by law, that prejudices us or reduces our good name and standing or would bring us into public contempt or ridicule;

•	attendance at work in a state of intoxication or in possession of any prohibited drug or substance which would amount to a criminal offense;

•	assault or other act of violence; or

•	conviction of any felony whatsoever or misdemeanor involving moral turpitude.

          For purposes of these agreements, “disability” means (as more fully described in the agreements) a long-term disability entitling the officer to receive benefits under our long-term disability plan as then in effect or the inability of the officer to reasonably perform the officer’s duties due to a medically determinable physical or mental impairment that can reasonably be expected to result in death or has lasted or will reasonably be expected to last longer than 90 consecutive days.

          For purposes of these agreements, “good reason” means (as more fully described in the agreements):

•

assignment of duties inconsistent with, or the significant reduction of the title, powers and functions associated with the officer’s position, titles or offices, unless the action is the result of a restructuring of duties and responsibilities for business reasons that leaves the officer at the same officer level and with a similar level of responsibility or is the result of the officer’s failure to meet pre-established and objective performance criteria or is the result of the officer’s termination for disability or cause, all without the officer’s written consent;

•	a reduction in the officer’s base salary or target bonus level;

•

our failure to continue any significant company-sponsored compensation plan or benefit without replacing it with a similar plan or with a compensation equivalent  (except for across-the-board plan changes or terminations similarly affecting at least 95% of all of our executives);

•	relocation of our principal executive officers outside of the middle-Tennessee area or basing the officer anywhere other than our principal executive offices;

•	our material breach of the agreement; or

•

the failure of any successor to all or substantially all of our business and/or assets to assume and agree to perform the agreement in the same manner and to the same extent as we would be required to perform if no succession had occurred.

          Equity Award Provisions Regarding Employment Termination or Change in Control.  In addition to the arrangements identified above in the descriptions of the employment agreements with our named executive officers, the following arrangements exist which result or will result from the resignation, retirement or other termination of employment of the officer or from a change in control of Dollar General.

          Each of our named executive officers has received equity awards that are governed by the terms of our 1998 Stock Incentive Plan. Unless otherwise provided under the officer’s employment agreement described above, the terms of the 1998 Stock Incentive Plan provide that if the grantee’s employment terminates due to death, disability or retirement or if the grantee is involuntarily terminated without cause or if the grantee voluntarily resigns, then the stock options will terminate upon the earlier to occur of the option’s original expiration date or: (a) 3 years from the termination date due to death, disability or retirement (or, if shorter, 1 year from the date of death in the event death occurs during the 3 years following termination due to disability or retirement) or (b) 3 months from the date of involuntary termination without cause or from the date of voluntary resignation. All options terminate immediately upon termination of the grantee’s employment for cause.

          Also, restricted stock and restricted stock units may vest and become payable earlier than the scheduled vesting date under the circumstances (if any) described in the grantee’s employment agreement for full vesting of equity compensation awards. The restricted stock and the restricted stock units, whether vested or not, terminate and are forfeited if the grantee is terminated for cause. Unvested restricted stock and restricted stock units terminate and are forfeited if the grantee’s employment ends for any reason other than cause.

          Stock options, restricted stock and restricted stock units may vest and become exercisable or payable, as the case may be, upon a change in control (as defined in the 1998 Stock Incentive Plan) of Dollar General. The value of all outstanding stock options, restricted stock and restricted stock units shall, unless otherwise determined by our Board or our compensation committee prior to the change in control, be cashed out at the highest price per share paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to the change in control at any time during the 60 days immediately preceding the change in control.

          For purposes of the 1998 Stock Incentive Plan, “cause” means a felony conviction or the failure to contest prosecution for a felony, or willful misconduct or dishonesty that is directly and materially harmful to our business or reputation; “disability” is determined under our group long-term disability insurance plan as in effect from time to time (currently under that plan, “disability” is defined as a limitation from performing the material and substantial duties of the employee’s regular occupation due to sickness or injury accompanied by a 20% or more loss in the employee’s indexed monthly earnings due to the same sickness or injury); and “retirement” means either retirement from active employment with us on or after age 65 or retirement from active employment with us prior to age 65, but with our express written consent and in accordance with our early retirement policy (if any) then in effect.

Other Executive Benefits

          Supplemental Disability Insurance. We have a supplemental disability program for officers and certain highly compensated employees. Under this program, we pay for premiums on individual supplemental disability policies for all participants with annual base salaries of at least $225,000 and we gross up those payments to cover required taxes (participants with annual base salaries of less than $225,000 pay their own premiums). The supplemental disability program is effective for policies written on or after January 1, 2005 and provides a disability income benefit generally to age 67 in the amount of 75% of base salary less the amount of any other disability income protection provided to employees on a group or individual basis, including without limitation our long-term disability plan for exempt salaried employees. The guaranteed issue limit on the supplemental disability is up to $5,000 per month for participants with annual base salaries of at least $225,000 and $3,000 per month for participants with annual base salaries of less than $225,000. The exact amount of coverage will vary based on any individual underwriting limitations. In 2004, our group long-term disability plan for exempt salaried employees provided a benefit of up to 60% of base salary with a maximum of $20,000 per month. Effective January 1, 2005, the maximum was reduced to $15,000 per month.

          In addition to the policies issued under the supplemental disability program, we previously purchased individual disability policies for the following named executive officers: David Perdue and Stonie O’Briant. These policies will continue on an individual basis and we will continue paying premiums and grossing up those payments to cover required taxes.

          Supplemental Life Insurance.  We have a supplemental life insurance program for officers. Under this program, we pay for premiums on supplemental individual life insurance policies for all officers and we gross up those payments to cover required taxes. The death benefit provided under this program is equal to 2.5 times annual base salary (updated annually), reduced by the amount of the group life insurance benefit provided to the officer under our group life insurance plan for exempt salaried employees. . Currently, our group life insurance plan for exempt salaried employees provides a benefit of $50,000. The life insurance coverage offered through the supplemental life insurance program is subject to individual underwriting.

          Other Benefits. We provide other benefits to our named executive officers that are available generally to all salaried employees, including but not limited to medical, dental and vision insurance, a prescription benefit program, group life insurance, and group disability insurance. We also provide to our executives (and certain other employees) certain perquisites such as a Dollar General-furnished vehicle and Dollar General-paid mobile phones, wireless PDAs and physical examinations.

Compensation Committee Interlocks and Insider Participation

          Each of Messrs. Gee, Beré, Clayton and Dickson was a member of our Compensation Committee during 2004.  None of these persons was at any time during 2004 an officer or employee of Dollar General or any of our subsidiaries, or an officer of Dollar General or any of our subsidiaries at any time prior to 2004. In addition, none of these persons had any relationship with Dollar General or any of our subsidiaries requiring disclosure under any paragraph of Item 404 of Regulation S-K. None of our executive officers served as a member of a compensation committee or as a director of any entity of which any of our directors served as an executive officer during 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

          The United States securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the NYSE and with us.  Other than as set forth below, based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2004 and written representations by our directors, executive officers and greater than 10% shareholders, each of such persons filed, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934 with respect to 2004, other than Stonie O’Briant who filed 1 late Form 4 to report 2 open market sales of Dollar General common stock.

REPORT OF THE COMPENSATION COMMITTEE

What is our compensation philosophy?

          We emphasize a pay-for-performance philosophy, linking management compensation, Dollar General performance and shareholder return. This strategy reflects our desire to reward results that are consistent with the key goals of Dollar General and our shareholders. We believe that this philosophy, implemented through the compensation program, enables us to attract, retain and motivate results-oriented employees to achieve higher levels of shareholder return.

What is our direct compensation philosophy?

          Our direct compensation programs include base pay, short-term incentive compensation and long-term incentive compensation.

          We believe base pay should relate to the skills required to perform a job and to the value of each job performed relative to the industry, the market and the job’s strategic importance to us. This method of valuation allows us to respond to changes in our employment needs and changes in the labor market. To be eligible for an increase in base pay, the individual must achieve a satisfactory or better performance rating when evaluated against the individual’s annually established performance goals.

          Short-term incentive compensation awards, where applicable, are contingent upon Dollar General performance (net income performance in 2004) and individual performance. The threshold, target and maximum annual incentive compensation opportunity for each employee is established based upon his or her job classification and competitive market data. Even if Dollar General attains its financial performance target, no employee may receive an annual incentive compensation award unless he or she has achieved a satisfactory or better rating when evaluated against his or her annually established performance goals and is actively employed as of March 15th of the year following the performance year, unless otherwise agreed in an approved employment or other agreement.

          Long-term incentive compensation, where applicable, currently consists of awards of time-vested stock options and, for certain members of management and our officers, time-vested restricted stock units or restricted stock. The size of these awards is directly linked to job grade level. The awards within each job grade level are determined based on competitive market data. These awards serve to improve alignment of employee and shareholder interests and as retention vehicles. All equity grants in 2004 were granted under the authority of this committee and were issued under the guidelines of our 1998 Stock Incentive Plan.

What is our indirect compensation philosophy?

          Our indirect compensation programs are intended to attract and retain quality employees, to support our employees’ physical, emotional and financial needs and to support the operational and financial objectives of Dollar General.  In addition, these programs are designed to protect employees from extreme financial hardship in the event of illness or injury, to promote wellness and to assist employees in attaining long-term financial security. We recognize and respect the differences among our employees and the different needs of our employee groups.  We believe that our health, life and disability benefit programs should provide competitive levels of protection, coverage and assistance without jeopardizing our position as a low-cost retailer and should be accessible to employees at a reasonable cost. We support tough expense control by managing healthcare costs aggressively and encourage a partnership with our employees by enlisting employee assistance in cost management. Employees are encouraged to adopt healthy lifestyles and have the opportunity to select benefits that fit their needs We believe our retirement plans assist employees in attaining long-term financial security at retirement.

How are our executive officers compensated?

          The goals of Dollar General’s executive compensation strategy are to attract, retain and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our officers with those of our shareholders. Under the supervision of this committee and consistent with the compensation principles set forth in the Charter governing this committee, Dollar General has developed compensation policies and programs (discussed below) designed to achieve these goals by providing competitive levels of compensation that integrate pay with Dollar General’s annual and long-term performance targets. We are committed to creating rewards for our officers that encourage a team approach to achieving corporate objectives and to creating shareholder value. For executive officers’ total compensation, the committee’s goal is to target the median total compensation of comparable positions at our peer companies. For more information on this process, please see the discussion below under the heading “How do we determine competitive market pay?”

          Our executive officers are not eligible for either a salary increase or for participation in our short-term incentive plan unless they achieve a satisfactory or better performance rating against annually established individual performance goals. They also are not eligible for the short-term incentive plan payout if they are not actively employed as of March 15th of the year following the year of performance for which the payment is made, unless otherwise provided in an employment or other agreement.

          The executive officers’ incentive compensation for 2004 reflects an emphasis on achieving both short and long-term objectives. Short-term incentive compensation includes the opportunity for an annual cash bonus that is contingent on both Dollar General’s net income performance and individual performance and is calculated based on a percentage of the executive officer’s annual base salary. For more information regarding the annual cash bonus, please see the discussion below under the heading “How does our annual cash bonus program work?”

          Long-term incentive compensation currently includes annual and inducement awards of time-vested stock options and time-vested restricted stock units, which serve to align the interests of management and shareholders and as retention vehicles. In addition, this committee from time to time may determine to grant special incentive awards to executive officers in recognition of extraordinary service or performance. For example, in 2004, the committee approved special grants of restricted stock units to Kathleen Guion in recognition of her outstanding performance as Executive Vice President, Store Operations, evidenced by improvements in various business metrics, and to Bob Lewis, our Controller, in connection with his promotion to Senior Vice President. For more information regarding long-term incentives, please see the discussion below under the headings “How does our stock incentive program work?” and “How do we determine how many equity awards to grant?”

          The compensation principles set forth in this committee’s Charter dictate that executive compensation arrangements maintain an appropriate balance between base salary and long-term and annual incentive compensation. Base salaries are intended to be reflective of the responsibilities of the position, the experience and contributions of the individual and the salaries for comparable positions in the competitive marketplace. While each executive officer’s compensation is reviewed, each position in Dollar General, including officer positions, falls within an assigned grade level. Generally, the amount and type of annual and long-term incentive compensation are the same for all employees within each grade though there are ranges of base pay within each. As a result, the committee’s review and setting of total compensation must take into account the grade level of the officer and the annual and long-term incentive compensation of that grade level.

          Dollar General also provides its executive officers with health, life and disability insurance, retirement and compensation deferral programs, and perquisites and other benefits that are competitive with market practices. Many of the benefits offered to executive officers are those that are offered to the general employee population. Certain other benefits are provided exclusively to our officers or to our officers and certain other management-level employees for retention and recruiting purposes and to promote tax efficiency for the employee and replacement of benefit opportunities lost due to regulatory limits.

Does the committee seek the advice of independent consultants?

          The committee seeks input from a variety of sources when determining compensation philosophy and executive compensation, including that of an independent compensation consultant. In recent years, including the early part of 2004, the committee received advice from Watson Wyatt International, an executive compensation consulting firm selected by management. In April 2004, however, the committee interviewed several candidates to serve as the committee’s independent compensation consultant and selected Hewitt Associates. Hewitt reports directly to the committee and has the authority and the ability to contact committee members directly without the need to go through management. The committee also has the opportunity at each quarterly meeting to meet in executive session with Hewitt, as well as in executive session with Dollar General’s General Counsel.

          In addition, the committee has the authority and the ability to conduct or authorize studies and investigations into any matters within the scope of the committee’s responsibilities, and to retain outside legal or other advisors. The committee also has the authority to determine the fees to be paid to those advisors.

How do we determine competitive market compensation?

          To ensure that Dollar General’s compensation programs are properly benchmarked with those of our competitors, this committee compares our compensation practices to peer group data. To provide the peer group data relied on by the committee in establishing 2004 compensation for executive officers, the committee’s consultant used retail industry as well as general industry surveys. The survey results were adjusted based on company size. Further, the committee reviewed data presented in the proxy statements of several retail companies to determine compensation for the top-five positions. The peer group included companies from various retail segments, generally using those within a range of revenue similar to Dollar General’s. We believe it is a group that competes with Dollar General for executive talent and has executive positions that we believe are similar in breadth, complexity and scope of responsibility to those of Dollar General, and includes AutoZone, Barnes & Noble, BJ’s Wholesale Club, Circuit City, Dillard’s, Family Dollar, Foot Locker, Kohl’s, Limited Brands, Long Drug Stores, Nordstrom, OfficeMax, Office Depot, RadioShack, Staples, TJX Companies and Toys R Us.  The peer group does not include all of the companies that are included in the S&P 500 Retailing Index in the shareholder return performance graph because the committee and its consultant believe that it is more appropriate to compare compensation of our executive officers with that of executives in companies that are comparable in both size and industry.

          Generally, the committee believes that median market data from the peer group described above constitutes competitive pay for a position. However, the unique job description of some of our officers as well as Dollar General’s unique niche in the retail sector makes some of the comparisons difficult. In those cases, the committee, working with its consultant, tries to fairly account for distinct circumstances not reflected in the market data. Further, for internal equity purposes relating to the size of both long-term and annual incentive awards, the committee reviewed market data to ensure that our established grade levels and the officers within each grade level are appropriately delineated.

How did we determine the salary increases for executive officers in 2004?

          The increase in base salaries in 2004 was determined by this committee based upon:

•	a competitive market study conducted by Watson Wyatt International, including peer group data and a review of data published in top retail and general industry surveys; and

•

a subjective analysis by this committee in consultation with its consultant, after evaluating the recommendations of management, peer group data, Dollar General’s overall performance, and the respective individual performance versus previously established annual goals of all executive officers (including the CEO).

How does our annual cash bonus program work?

          Our annual cash bonus program for the executive officers is the short-term incentive component of the executive officers’ direct compensation. For the 2004 program, the payment of annual cash bonuses generally was contingent upon the following objective and subjective criteria: (a) the individual’s achievement of a satisfactory performance rating when evaluated against his or her annually established performance objectives; and (b) Dollar General’s achievement of net income goals established by this committee at the beginning of the fiscal year. However, as an inducement to accept employment as our CFO, the committee authorized a provision in Mr. Tehle’s employment agreement guaranteeing Mr. Tehle a minimum bonus for 2004 of 65% of his 2004 base salary, prorated based on his employment date.  In addition to our executive officers, most full-time employees are eligible to receive a cash bonus.

          The individual performance goals are established each year by the executive officer and his or her supervisor. In 2004, our executive officers’ individual goals were based on the duties and areas of Dollar General’s business for which they were responsible, as well as overarching Dollar General goals and initiatives, including measures regarding Dollar General growth (revenue, total sales, same store sales, and new stores), market share, merchandising and marketing strategies, shrink improvement, inventory management, distribution and capacity management, new concept development, leadership development, succession planning, diversity, employee benefits, turnover reduction and retention strategies, workplace improvements, customer satisfaction, technology improvements, internal controls, legal and regulatory compliance, and expense control.

          We believe that the net income goals represent appropriate measures of Dollar General financial performance, which can be easily identified and reviewed by shareholders. In 2004, executive officers (other than the CEO) who achieved a satisfactory performance rating when evaluated against their annually established performance goals were to receive the following as a cash bonus if Dollar General reached the established net income goals: (a) if Dollar General reached the “threshold” goal, which was considered by this committee to be challenging, then 25% of salary was to be awarded; (b) if Dollar General reached the “target” goal, then 50-65% of salary, depending on the officer’s grade level, was to be awarded; and (c) if Dollar General reached the “maximum” goal, which was considered by this committee to be extremely challenging, then 75-100% of salary, depending on the officer’s grade level, was to be awarded (for a discussion of the annual bonus plan as it relates to our CEO, see the discussion below under the heading “How is the CEO Compensated?”). The percentage of salary awarded for net income performance falling between the “threshold” and “maximum” goals was to be based on a graduated scale commensurate with net income results. As discussed above, however, Mr. Tehle is entitled to a minimum bonus of 65% of his 2004 base salary, prorated based on his employment date.

          For 2004, each executive officer received a satisfactory or better rating in connection with his or her performance evaluation and Dollar General’s 2004 net income was between the threshold and target levels. Accordingly, the executive officers, other than Mr. Tehle, will receive a cash bonus in 2005 ranging from 37.67 to 45.28% of salary, depending on the officer. As discussed above, Mr. Tehle will receive his guaranteed minimum bonus of 65% of his annual base salary. Bonus amounts will be prorated with respect to any executive officer who became employed by Dollar General during 2004, including Mr. Tehle.

How does our stock incentive program work?

          We use equity awards to link eligible employees to long-term company financial performance and as a retention vehicle. We currently grant non-qualified, time-vested stock options (which generally vest ratably over a 4-year period) and, to certain members of management and our officers, time-vested restricted stock units and, to a lesser extent, time-vested restricted stock (each of which generally vests ratably over a 3-year period) under the 1998 Stock Incentive Plan. The committee may expand the category of persons receiving restricted stock units or restricted stock in the future, may alter the total mix of equity award types and may alter the period of time over which the awards vest. The total amount of restricted stock units and restricted stock that we can grant under the 1998 Stock Incentive Plan is limited to 4 million shares. All such equity awards granted to officers or employees are granted under the authority of this committee.

          Because stock options are granted with an exercise price equal to the fair market value of Dollar General stock on the grant date, the officers receive no value from a stock option grant unless the stock price appreciates, thus directly tying compensation to the shareholders’ interests. Prior to 2004, the annual equity grants to executives consisted solely of stock options. In 2004, however, after reviewing market practices which indicated that most companies use more than one equity vehicle to encourage long-term performance and retention, this committee chose to revise its practices to provide for a mix of equity vehicles. The committee decided to replace approximately 20% of the estimated value of new grants of stock options with restricted stock units on a basis intended to provide comparable value to the executive. Restricted stock units are effective incentives for our executives to remain with Dollar General and provide ownership interests in Dollar General. Each officer’s restricted stock unit account is credited quarterly with dividend equivalents determined by reference to the quarterly dividend on one share of Dollar General stock multiplied by the number of restricted stock units in the officer’s account.

How do we determine how many equity awards to grant?

          Currently, the amount of equity awards granted depends on the employee’s grade level. In determining job grade, the committee considers the employees’ scope of accountability and their strategic and operational responsibilities, as well as comparable positions in comparable companies. In determining the amount of equity awards granted at each job grade level, this committee reviewed the economic value of competitive equity awards and determined equity award sizes as a multiple of mid-point base salary for each grade level. The actual number of stock options and restricted stock units were determined using the dollar value of equity awards (mid-point salary for each grade times the equity multiple) and the economic value of one stock option and one restricted stock unit keeping in mind the committee’s 2004 objective of providing approximately 20% of the value using restricted stock units.

How is the CEO compensated?

          Mr. Perdue’s compensation is determined by the independent directors of our Board of Directors, considering the recommendations of this committee which are based upon the results of the committee’s evaluation of Mr. Perdue’s performance against previously established goals. In determining its recommendations regarding Mr. Perdue’s 2004 compensation, this committee considered Dollar General’s and Mr. Perdue’s prior-year performance, Mr. Perdue’s expected future contributions to Dollar General (in terms of establishing performance goals which must be met in order to be eligible for a salary increase and participation in our short-term incentive plan), and competitive market data, each as discussed further below. As with the other executive officers, Mr. Perdue’s compensation reflects our emphasis on achieving both short and long-term performance. In order to better incent Mr. Perdue, this committee believes that a substantial portion of his compensation should be tied directly to overall Dollar General financial performance, as well as to non-financial measures, including those derived from Dollar General’s mission statement.

          As with other executive officers, Mr. Perdue is not eligible for either a salary increase or for participation in our annual incentive plan unless he achieves a satisfactory or better performance rating against his annually established performance goals and is actively employed as of March 15th of the year following the year of performance unless otherwise provided in his employment or other agreement. This committee establishes those goals each year. In 2004, Mr. Perdue’s performance goals included measures relating to improvements in certain financial metrics (earnings per share, total sales growth, operating margins, return on invested capital, free cash flow, inventory turns and return on assets), leadership development and succession, strategic planning, Dollar General growth, new concept development, distribution and capacity management, technology improvements, inventory management, shrink improvement, workplace improvements, turnover reduction and retention strategies, third party relationships (vendors, analysts, rating agencies, media), corporate governance and ethics, legal matters, and internal controls. This committee reviewed Mr. Perdue’s performance against those previously established goals and determined that Mr. Perdue had performed satisfactorily. In particular, under Mr. Perdue’s leadership, Dollar General has continued to remain true to its mission of “Serving Others.” Dollar General was able to ensure that customers achieved real shopping or consumer value and shareholders maintained value in their investment. In 2004, Dollar General generated approximately $344 million in net income and earnings per share of $1.04, as well as increases in total sales and same store sales. Dollar General opened 722 new stores, including 13 new Dollar General Market stores, and installed coolers in many of our stores so that customers may now purchase refrigerated food items in those stores. In addition, Dollar General secured electronic benefit transfer (EBT) certification for a substantial portion of our stores that enables us to accept food stamps in those stores, which is important and convenient for our customers. Our customers were also served by the improvement in our store in-stock levels. Dollar General also completed its internal controls work under Section 404 of the Sarbanes-Oxley Act, achieved a reduction in operating shrink, made substantial progress on the construction of a new distribution center and expanded the capacity of two additional distribution centers.  Our employees’ interests were served this year, under Mr. Perdue’s leadership, with the completion of the development stage of our store process improvement process designed to improve efficiencies and ease workload and the beginning of the rollout phase. In addition, turnover levels of targeted positions decreased, while progress was demonstrated in our commitment to promoting from within. Mr. Perdue also continues to emphasize Dollar General’s values and commitment to integrity and to strengthen Dollar General’s relationships with all third parties with whom we deal. This committee is pleased with Mr. Perdue’s considerable achievements versus his previously established performance goals. Accordingly, Mr. Perdue was eligible for both a salary increase and participation in our short-term incentive plan to the extent that Dollar General’s net income goals were achieved.

          In 2004, Mr. Perdue received a base salary increase of approximately $30,000 on an annual basis. In determining the amount of this increase, this committee sought an amount that would bring Mr. Perdue’s salary closer to the median for CEOs of the industry comparison group, although Mr. Perdue’s salary remains under the median for this group.

          At the beginning of 2004, the independent directors of our Board of Directors, upon the recommendation of this committee, determined that if Mr. Perdue met his performance goals and Dollar General met its net income goals, Mr. Perdue would receive a cash bonus as follows: (a) if the “threshold” net income level is reached, he will receive a cash bonus equal to 50% of his annual salary; (b) if the “target” net income level is reached, he will receive a cash bonus equal to 80% of his annual salary; and (c) if the “maximum” net income level is reached, he will receive a cash bonus equal to 160% of his annual salary. In addition, the percentage of salary awarded for earnings performance between the “threshold” and “maximum” net income goals would be based on a graduated scale commensurate with net income performance. Because Dollar General’s net income was between the threshold and target levels, Mr. Perdue earned a 2004 bonus equal to 65.21% of his annual salary.

          The CEO is eligible for grants of equity awards under the 1998 Stock Incentive Plan. However, under the terms of Mr. Perdue’s employment agreement, it was agreed that he would not receive stock option grants, other than the initial grants made to him pursuant to the terms of that employment agreement, until 2006. Accordingly, Mr. Perdue was not awarded any stock option grants in 2004. Mr. Perdue also was not awarded any other equity grants in 2004.

          Mr. Perdue is eligible to participate in our 401(k) Plan and in our non-qualified compensation deferral plan, the terms and conditions of which (including vesting and payment provisions) are described in a separate section of the proxy statement. In 2004, Dollar General contributed $7,750 to Mr. Perdue’s 401(k) Plan account and allocated $38,251 to his account under our non-qualified compensation deferral plan, both as matching contributions in accordance with the terms of the plans.

          Additional retirement benefits are provided to Mr. Perdue under an unfunded, non-qualified defined benefit pension plan (“SERP”), the terms and conditions of which (including vesting and payment provisions) are described in a separate section of the proxy statement.  In 2004, Dollar General accrued a liability in the amount of $555,171 in connection with his SERP (this amount represents the net periodic benefit cost, which is the net charge to operating results required by generally accepted accounting principles).

          Dollar General also provides Mr. Perdue with health, life and disability insurance, as well as other benefits that are available generally to all salaried employees. In addition, Mr. Perdue was eligible to receive certain other benefits and perquisites provided exclusively to our officers or to our officers and certain other management-level employees primarily for retention and recruiting purposes. These benefits included company-paid premiums on supplemental life and disability insurance policies, tax gross-ups on those premiums, company-provided Blackberry and mobile telephone, a company-paid executive physical, the opportunity for a company-furnished vehicle and for personal use of the Dollar General airplane (provided Mr. Perdue reimburse Dollar General for that use). Mr. Perdue did not take advantage of the opportunities for the company-furnished vehicle or the personal use of the Dollar General airplane in 2004.

How are the limitations on deductibility of compensation handled?

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid for any fiscal year to each of the persons who were, at the end of the fiscal year, the company’s CEO and the four other most highly compensated executive officers. Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. Our policy is generally to design our compensation plans and programs to ensure full deductibility. This committee attempts to balance this policy with compensation programs designed to motivate management to maximize shareholder value.  If this committee determines that the shareholders’ interests are best served by the implementation of compensation policies that are affected by Section 162(m), our policies do not restrict this committee from exercising discretion in approving compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

          The bonuses paid to our CEO and other most highly compensated executive officers in connection with 2004 performance will not be fully deductible under Section 162(m) to the extent total non-performance based compensation exceeds $1 million because the bonuses were not granted under a shareholder-approved plan. The Board of Directors is asking the shareholders to approve at the 2005 Annual Meeting of Shareholders an annual incentive plan to assure full deductibility under Section 162(m) of future bonus awards to the CEO and our other executive officers granted pursuant to that plan. Our 1998 Stock Incentive Plan, under which we grant stock options to our executive officers, has been approved by our shareholders and we believe this Plan satisfies the requirements of Section 162(m). However, the inducement option grant to Mr. Perdue in 2003 outside of our 1998 Stock Incentive Plan does not satisfy the Section 162(m) requirements. In addition, restricted stock unit and restricted stock awards that vest over time are not considered “performance-based” compensation under Section 162(m), so compensation realized upon the vesting of restricted stock units and restricted stock awarded to the executive officers covered by Section 162(m) will not be deductible by Dollar General. Any salary, signing bonuses or other annual compensation paid or imputed to the executive officers covered by Section 162(m) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by Dollar General.

Who has furnished this report?

          This report on executive compensation has been furnished by the members of the Compensation Committee:

•	E. Gordon Gee, Chairman
•	David L. Beré
•	James L. Clayton
•	Reginald D. Dickson

SHAREHOLDER RETURN
PERFORMANCE GRAPH

          As a part of the executive compensation information presented in this proxy statement, the SEC requires us to prepare a performance graph that compares our cumulative total shareholders’ return during the previous five years with a performance indicator of the overall stock market and our peer group.  For the overall stock market performance indicator, we use the S&P 500 Index.  For the peer group stock market performance indicator, we use the S&P General Merchandise Stores Index, which is a subgroup of the S&P 500 and includes Dollar General.

	01-28-00	01-31-01	02-01-02	01-31-03	01-30-04	01-28-05

Dollar General Corporation	100.00	117.79	101.77	69.20	137.68	125.68
S&P 500	100.00	99.10	83.10	63.97	86.09	91.45
S&P General Merchandise Stores	100.00	104.83	110.48	85.43	118.03	143.89

REPORT OF THE AUDIT COMMITTEE

          This committee currently is composed of three directors, each of whom has been affirmatively determined by our Board of Directors to meet the independence and experience requirements of the NYSE. Our Board also has determined that each of James D. Robbins and J. Neal Purcell, both members of this committee, is an audit committee financial expert (as defined by the Securities and Exchange Commission).

          This committee’s functions are detailed in a written Audit Committee Charter adopted by the Board of Directors in January 2005, which is attached as Appendix A to this proxy statement and can also be found on the “Investing” portion of Dollar General’s website located at www.dollargeneral.com. As more fully described in that charter, this committee assists the Board in its oversight of:

•	The integrity of Dollar General’s financial statements;

•	Dollar General’s compliance with legal and regulatory requirements;

•	The qualifications and independence of the independent auditors; and

•	The performance of Dollar General’s internal audit function and the independent auditors.

          Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. The independent auditors are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as for attesting to management’s report on Dollar General’s internal control over financial reporting. This committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on Dollar General’s internal control over financial reporting.

          This committee has sole authority to retain, compensate, oversee and terminate the independent auditor. This committee also pre-approves all audit and non-audit services performed by the independent auditor, reviews Dollar General’s annual audited financial statements and unaudited quarterly financial statements, and reviews reports on internal controls and various matters, such as:

•	Critical accounting policies of Dollar General;

•	Material written communications between the independent auditor and management;

•	The independent auditor’s internal quality-control procedures;

•	Significant changes in Dollar General’s selection or application of accounting principles; and

•	The effect of regulatory and accounting initiatives on Dollar General’s financial statements.

          During this last fiscal year, this committee met and held discussions with representatives of Dollar General management, the internal audit staff and the independent auditors concerning the matters over which this committee has been delegated oversight responsibility. In particular during 2004, management completed the documentation, testing and evaluation of Dollar General’s system of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The committee was kept apprised of the progress of that evaluation and provided oversight and advice to management during the process. At the conclusion of the process, the committee reviewed and discussed management’s report on the effectiveness of Dollar General’s internal control over financial reporting and the related independent auditors’ report.

          Representatives of management, the internal audit staff, and the independent auditors met with this committee in separate private sessions at each regularly scheduled meeting. This committee reviewed and discussed with management and the independent auditor the audited financial statements of Dollar General for the year ended January 28, 2005. This committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

          In addition, this committee received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees). This committee discussed those disclosures and the auditor’s independence with the independent auditor and considered whether the provision of non-audit services to the Company is compatible with the auditor’s independence. This committee has concluded that the independent auditor is independent from Dollar General and its management.

          Based on this committee’s review and discussions noted above, this committee recommended to the Board that Dollar General’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2005 for filing with the SEC.

          This report has been furnished by the members of the Audit Committee:

•	James D. Robbins, Chairman
•	Barbara M. Knuckles
•	J. Neal Purcell

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

          The following table shows information for those who, as of March 21, 2005, were known by us to beneficially own more than five percent of our common stock. Unless otherwise noted, these persons have sole voting and investment power over the shares listed. Percentage computations are based on 328,503,897 shares of our stock outstanding as of March 21, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Cal Turner, Jr. c/o The Family Office, LLC 138 Second Avenue North, Suite 200 Nashville, TN 37201	18,477,922	(1)	5.62%
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	31,179,055	(2)	9.49%

(1)

Includes 7,028,390 shares held by various trusts and foundations for which Mr. Turner is a co-trustee with James S. Turner; 500,000 shares held by an annuity trust for which Mr. Turner serves as sole trustee; 758,836 shares held by his wife; 21,914 shares held in retirement plans; 9,345,800 shares held directly; and 822,982 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days of March 21, 2005. Mr. Turner has sole voting and investment power over 10,690,696 shares and shared voting and investment power over 7,787,226 shares of common stock. The shares issuable upon the exercise of outstanding options described in this note are considered outstanding for the purpose of computing the percentage of outstanding common stock.

(2)

Based solely on the Schedule 13G filed by Barclays Global Investors, NA. and what appear to be a number of its affiliates on  February 14, 2005. Item 4 of the Schedule 13G reports total beneficial ownership of 31,179,055 shares, with sole voting power over 27,916,702 shares and sole investment power over 31,179,055 shares. Item 5 of the Schedule 13G reports that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

Security Ownership of Officers and Directors

          The following table shows the amount of our common stock beneficially owned, as of March 21, 2005, by all directors and director nominees, the named executive officers individually, and by all current directors and executive officers as a group. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days. Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power with respect to the shares indicated. Percentage computations are based on 328,503,897 shares of our common stock outstanding as of March 21, 2005.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class

David L. Beré	29,444	(2)	*
Dennis C. Bottorff	50,251	(2)	*
Barbara L. Bowles	13,780	(2)	*
James L. Clayton	707,123	(2)(3)	*
Reginald D. Dickson	63,263	(2)	*
E. Gordon Gee	15,938	(2)	*
Barbara M. Knuckles	25,428	(2)(4)	*
David A. Perdue	745,531	(2)(5)	*
J. Neal Purcell	6,000	(6)	*
James D. Robbins	14,079	(2)	*
David M. Wilds	227,731	(2)	*
David M. Tehle	15,000	(5)	*
Stonie R. O’Briant	403,406	(2)(7)	*
Kathleen R. Guion	15,950	(2)(8)	*
Susan S. Lanigan	34,200	(2)(5)	*
All directors and executive officers as a group (19 persons)	3,256,521	(2)(5)(9)	*

*	Denotes less than 1% of class.
(1)

Does not include phantom stock allocated to the accounts of participants in our Deferred Compensation Plan for Non-Employee Directors (“DDCP”) or in our CDP/SERP Plan over which the participants exercise no voting or investment power until the underlying shares of common stock are issued. For a description of the DDCP, please see “Proposal 1—Election of Directors—How are directors compensated?” For a description of the CDP/SERP Plan, please see “Executive Compensation—CDP/SERP Plan.”

(2)

Excludes 4,638 shares underlying vested restricted stock units held by each of the following named holders, but over which the following named holders have no voting or investment power and which the named holders currently do not have the right to acquire within 60 days of March 21, 2005: Mr. Beré; Mr. Bottorff; Ms. Bowles; Mr. Clayton; Mr. Dickson; Dr. Gee; Ms. Knuckles; Mr. Robbins; and Mr. Wilds. Includes the following number of shares subject to options either currently exercisable or exercisable by the named holders within 60 days of March 21, 2005: Mr. Bere (9,444); Mr. Bottorff (23,299); Ms. Bowles (12,780); Mr. Clayton (43,106); Mr. Dickson (43,106); Dr. Gee (15,938); Ms. Knuckles (23,568); Mr. Perdue (666,666); Mr. Robbins (9,345); Mr. Wilds (43,106); Mr. O’Briant (380,554); Ms. Guion (15,700); Ms. Lanigan (31,500); and all current directors and executive officers as a group (2,006,825). The shares described in this note as included in the table are considered outstanding for the purpose of computing the percentage of outstanding Dollar General common stock owned by each named individual and by the group. They are not considered outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 29,765 shares held by a non-profit foundation over which Mr. Clayton shares voting and investment power.
(4)	Includes 100 shares held by Ms. Knuckles’ son, over which Ms. Knuckles does not exercise voting or investment power.
(5)

Includes the following number of unvested restricted shares over which the named holders do not have investment power until the vesting of those shares: Mr. Perdue (63,092); Mr. Tehle (15,000); Ms. Lanigan (2,000); and all directors and executive officers as a group (82,092).

(6)	Includes 6,000 shares held jointly with Mr. Purcell’s spouse over which Mr. Purcell shares voting and investment power.
(7)

Includes 5,087 shares held by Mr. O’Briant’s spouse over which Mr. O’Briant does not exercise voting or investment power, and 11,498 shares held in Dollar General’s 401(k) Plan. For a description of the 401(k) Plan, please see “Executive Compensation—Employee Retirement Plan.”

(8)	Includes 250 shares held jointly with Ms. Guion’s spouse over which Ms. Guion shares voting and investment power.
(9)

Includes 30,267 shares held solely by spouses or adult family members of certain of the directors or executive officers over which such persons do not exercise voting or investment power, 193,581 shares over which certain of the directors or executive officers share voting and investment power with others, and 21,509 shares held in Dollar General’s 401(k) Plan.

PROPOSAL 2:
APPROVAL OF ANNUAL INCENTIVE PLAN

What are Shareholders being asked to approve?

          Our Board of Directors is asking you to approve the Dollar General Corporation Annual Incentive Plan so that we can deduct from our U.S. federal corporate income taxes the full amount of the bonus awards paid under the plan as allowed by Section 162(m) of the Internal Revenue Code. The disclosure below is a summary only. For a full description, you should read the entire text of the plan which is attached as Appendix B.

What is Section 162(m)?

          Section 162(m) limits our ability to deduct from our U.S. federal corporate income taxes compensation in excess of $1 million per year paid to “covered employees” unless the compensation qualifies as “performance-based.”  Compensation cannot qualify as “performance-based” unless the plan under which it is paid is approved by shareholders. “Covered employees” include our Chief Executive Officer and our other four most highly-compensated executive officers.

Why should Shareholders approve the plan?

          Any bonuses paid to “covered employees” in accordance with the terms of the Annual Incentive Plan will be fully tax deductible by Dollar General if this plan is approved at the Annual Meeting and if we comply with certain other requirements set forth in Section 162(m). If this plan is not approved at the Annual Meeting, then any bonuses paid to our “covered employees” will not qualify as “performance-based” and will count against the $1 million deductible compensation limit otherwise imposed by Section 162(m).

Who is eligible to participate in the plan?

          The Compensation Committee of our Board of Directors determines who is eligible to participate in the Annual Incentive Plan. Any of our executive officers or the executive officers of any of our subsidiaries may be selected by the Compensation Committee to participate in the plan. We currently have 9 executive officers.

How does the plan work?

          The Annual Incentive Plan is designed to attract and retain executives and to motivate those executives to promote the profitability and growth of Dollar General by means of performance-based annual cash bonuses.

          The plan authorizes the payment of cash bonuses based on our actual performance measured against established business and/or financial performance measures. Within 90 days of the start of each fiscal year, the Compensation Committee of our Board of Directors determines the executives who will be participants in the plan and approves the performance measure or measures upon which performance goals will be based, the performance goal or goals applicable to each chosen performance measure, the relative weight of each performance measure if more than one is selected, and each participant’s target bonus percentage. No participant can receive a bonus under the plan in excess of $2.5 million in any fiscal year. The Compensation Committee can base performance goals on one or more of the following performance measures:

•	Net earnings or net income (before or after taxes)	•	Earnings before or after taxes, interest, depreciation, and/or amortization
•	Net sales or revenue growth	•	Gross or net operating profit
•	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue)	•	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital)
•	Earnings per share	•	Gross or operating margins
•	Productivity ratios	•	Share price (including, but not limited to, growth measures and total shareholder return)
•	Expense targets	•	Margins
•	Operating efficiency	•	Customer satisfaction
•	Working capital targets	•	Economic value added
•	Volume	•	Capital expenditures
•	Market share	•	Costs
•	Regulatory ratings	•	Asset quality
•	Net worth
•	Safety

          No bonus can be paid under the plan unless and until the Compensation Committee certifies in writing that the previously established performance goal or goals have been satisfied. The Compensation Committee may reduce or eliminate any bonus in its discretion despite achievement of the performance goals or goals, but the Committee may not increase the amount of bonus payable to a “covered employee.” The plan allows a participant to elect in writing to defer the payment of his or her award in accordance with the terms of our CDP/SERP Plan as it exists from time to time. For a description of the CDP/SERP Plan, please see “Executive Compensation—CDP/SERP Plan.” The plan does not limit our ability to make payments or awards to employees (including executive officers) under any other plan or arrangement.

          In recent years, the Compensation Committee has selected net income as the sole performance measure upon which to base the performance goals in connection with the annual bonus program. The Compensation Committee has again selected net income as the sole performance measure for 2005 and net income will be the sole performance measure under the plan for 2005 if the plan is approved at the Annual Meeting. In addition, the Compensation Committee has determined that no executive officer is eligible to receive a bonus under the plan in 2005 unless that officer receives a satisfactory or better performance rating when evaluated against his or her individual performance goals.

What are the Federal income tax consequences of payments under the plan?

          Payments made under the plan will be taxable to the recipients when paid.  If a participant properly elects to defer a portion of the bonus award to our CDP/SERP Plan, or any successor plan, the participant will generally be entitled to defer the recognition of income.  As described above, we intend payments under the plan to qualify as “performance-based” compensation under Section 162(m).  As a result, we will generally be entitled to a Federal income tax deduction corresponding to the amount of income recognized by the participant.  Effective generally January 1, 2005, plans that are not tax-qualified under which compensation may be deferred must comply with Section 409A of the Internal Revenue Code (as added by The American Jobs Creation Act of 2004).  Section 409A  provides specific rules for deferral elections, distributions and funding mechanisms under non-qualified deferred compensation plans. Failure to comply would result in significant penalties and interest for the individual but would not impact our tax deduction for deferred compensation.

Who administers the plan?

          The Compensation Committee of our Board of Directors administers the Annual Incentive Plan. The Compensation Committee has full authority to interpret the plan, to establish rules and regulations relating to the plan’s operation, to select the plan’s participants, to determine amounts of awards under the plan and to make all other determinations with respect to the plan. The Compensation Committee may terminate or amend the plan at any time. However, any amendment that would require shareholder approval pursuant to Section 162(m), the NYSE listing rules, or any other applicable law, rule or regulation will not be effective without shareholder approval (for example, an amendment to change the approved performance measures or to increase the maximum bonus that may be awarded to an individual participant in any given year).

What kind of benefits will be paid under the plan?

           The amount that would be paid in the future or would have been paid for the last completed fiscal year to any particular person or group under the plan is not currently determinable.  Information regarding our recent practices with respect to annual incentive awards under the current  programs is  presented  in the “Summary  Compensation  Table”.

When is the plan effective?

          The Annual Incentive Plan is effective as of March 16, 2005, subject to shareholder approval at the Annual Meeting.

What does the Board recommend?

          Our Board of Directors unanimously recommends that shareholders vote FOR approval and adoption of the Annual Incentive Plan.

Equity Compensation Plan Table

          The following table sets forth information about securities authorized for issuance under our equity compensation plans (including individual compensation arrangements) as of January 28, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	22,183,881	$17.53	8,311,251
Equity compensation plans not approved by security holders (2)(3)	675,470	$12.68	0

Total(1)(2)	22,859,351	$17.42	8,311,251

(1)

Column (a) represents shares issuable upon exercise of outstanding option and restricted stock unit grants under the 1998 Stock Incentive Plan (as Amended and Restated effective June 2, 2003, as Modified through August 26, 2003), 1995 Employee Stock Incentive Plan, 1993 Employee Stock Incentive Plan, 1989 Employee Stock Incentive Plan, and 1995 Outside Directors Stock Option Plan.  Restricted stock units are settled for shares of Dollar General common stock on a one-for-one basis.  Accordingly, those units have been excluded for purposes of computing the weighted-average exercise price in column (b). Column (c) consists of 8,311,251 shares reserved for issuance pursuant to the 1998 Stock Incentive Plan (up to 3,763,451 of which remain available for issuance in the form of restricted stock or restricted stock units).

(2)

Column (a) represents shares issuable upon exercise of an outstanding option grant pursuant to the Employment Agreement, effective as of April 2, 2003, by and between the Company and David A. Perdue, the Company’s Chairman and Chief Executive Officer, as well as shares of phantom stock allocated to an employee’s or a director’s account under the CDP/SERP Plan and the Directors’ Deferred Compensation Plan (the “Deferred Plans”). The number of shares of phantom stock allocated under the Deferred Plans for each deferral is based on the fair market value of Dollar General common stock on the date on which the shares are allocated to the accounts.  The shares of phantom stock are deemed to earn any dividends declared on Dollar General common stock, and additional shares of phantom stock are allocated on the dividend payment date based on the stock’s fair market value. Neither Mr. Perdue’s Employment Agreement nor any of the Deferred Plans have been approved by our shareholders. The number of securities remaining available for issuance under the Deferred Plans at January 28, 2005 is not determinable, since those Plans do not authorize a maximum number of securities, and is not, accordingly, included in column (c).  Shares of phantom stock are settled for shares of Dollar General common stock on a one-for-one basis.  Accordingly, those shares have been excluded for purposes of computing the weighted-average exercise price in column (b).

(3)

As a material inducement to Mr. Perdue’s employment, we granted to Mr. Perdue 78,865 shares of restricted stock and an option to purchase 500,000 shares of common stock at $12.68 per share. These grants were not made pursuant to the 1998 Stock Incentive Plan. These grants, along with an option to purchase 500,000 shares of common stock at $12.68 per share that was made under the 1998 Stock Incentive Plan, were made in accordance with the terms of Mr. Perdue’s employment agreement with us.  Column (a) does not include shares issuable upon exercise of the outstanding option grant contemplated by Mr. Perdue’s employment agreement, but made under the 1998 Stock Incentive Plan. Those shares are included in “Equity compensation plans approved by security holders.” For a description of Mr. Perdue’s employment agreement, as well as information regarding the vesting and termination provisions of the option, please see “Executive Compensation—Agreements with Named Executive Officers.” For a description of the material features of the Deferred Plans, please see “Proposal I: Election of Directors—How are directors compensated?” and “Executive Compensation—CDP/SERP Plan.”

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF AUDITORS

Who has the Audit Committee selected as our independent auditors?

          The Audit Committee of our Board of Directors has selected Ernst & Young LLP as our independent auditors for the 2005 fiscal year.

How long has Ernst & Young LLP served as our independent auditors?

          Ernst & Young LLP has served as our independent auditors since October 2001.

Will representatives of Ernst & Young LLP attend the annual meeting?

          Representatives of Ernst & Young LLP have been requested to attend the annual meeting.  These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What does the Board of Directors recommend?

          Our Board recommends that you vote FOR the ratification of Ernst & Young LLP as our independent auditors for the 2005 fiscal year. If the shareholders do not ratify this appointment, our Audit Committee will re-evaluate the appointment of Ernst & Young LLP.

FEES PAID TO AUDITORS

What fees were paid to the auditors in 2004 and 2003?

          The following table sets forth certain fees billed to us by Ernst & Young LLP in connection with various services provided to us throughout fiscal years 2004 and 2003:

Service	2004 Aggregate Fees Billed ($)	2003 Aggregate Fees Billed ($)

Audit Fees	2,874,480	1,810,000
Audit-Related Fees	—	—
Tax Fees(1)	258,082	467,500
All Other Fees(2)	6,000	3,824

(1)	Both 2004 and 2003 fees include fees relating to a LIFO tax calculation and tax advisory services related to inventory, as well as international, federal, state and local tax advice.
(2)	2004 and 2003 fees include a subscription fee to the auditor’s on-line accounting research tool.

How does the Audit Committee pre-approve services provided by the auditors?

          The Audit Committee Charter requires that the Audit Committee pre-approve all audit and permissible non-audit services provided by our independent auditors. Where feasible, the committee considers and, when appropriate, pre-approves such services at regularly scheduled meetings after disclosure by management and the independent auditors of the nature of the services to be performed, the estimated fees (when available), and their opinion that the service will not impair the auditors’ independence. The committee also has authorized its Chairman to consider and, when appropriate, pre-approve audit and permissible non-audit services in situations where pre-approval is necessary prior to the next regularly scheduled meeting of the committee. The Chairman must report to the committee at its next meeting with respect to all services so pre-approved by him since the last committee meeting.

SHAREHOLDER PROPOSALS
FOR 2006 ANNUAL MEETING

          To be considered for inclusion in our proxy materials relating to the 2006 annual meeting of shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and our Bylaws and must be received no later than December 23, 2005. In addition, if we are not notified of a shareholder proposal by December 23, 2005, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2006 annual meeting of shareholders. If you would like to introduce other new business at the 2006 annual meeting, you must provide written notice to us no later than December 23, 2005 and comply with the advance notice provisions of our Bylaws. Shareholder proposals should be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072.  As provided in our Bylaws, shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders.

OTHER INFORMATION

          In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (a “Street-Name Shareholder”) and share a single address, only one Annual Report and proxy statement is being delivered to the address unless contrary instructions from any shareholder at the address were received.  This practice, known as “householding,” is intended to reduce printing and postage costs.  However, any such Street-Name Shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying Annual Report may request a copy by contacting the bank, broker or other holder of record, or us by telephone at: (615) 855-4000, or by mail to: Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072, Attention: Investor Relations.  The voting instruction sent to a Street-Name Shareholder should provide information on how to request (1) householding of future Dollar General materials or (2) separate materials if only one set of documents is being sent to a household.  If it does not, a shareholder who would like to make one of these requests should contact us as indicated above.

          A copy of our Annual Report to Shareholders for 2004 is being mailed to each shareholder with this proxy statement.  A copy of our Annual Report on Form 10-K for the fiscal year ended January 28, 2005 and a list of all its exhibits will be supplied without charge to any shareholder upon written request sent to our principal executive offices: Dollar General Corporation, Attention:  Investor Relations, 100 Mission Ridge, Goodlettsville, Tennessee 37072. Exhibits to the Form 10-K are available for a reasonable fee. You may also view our Form 10-K and its exhibits on-line at the SEC website at www.sec.gov or via our web site at www.dollargeneral.com under “Investing”.

          Our Board provides a process for shareholders to send communications to the Board. In sum, any shareholder desiring to communicate to our Presiding Director or to our non-management directors as a group may do so by sending a letter to: Presiding Director, Dollar General Corporation, c/o General Counsel, 100 Mission Ridge, Goodlettsville, TN 37072. All communications, although initially reviewed by our legal department, will be forwarded to our Presiding Director on at least a quarterly basis. Your communication will be treated confidentially, subject to applicable law, regulation or legal proceedings, if so marked on the envelope or in the communication itself. Concerns communicated to the Board will be addressed through our regular procedures for addressing such matters. Depending upon the nature of the concern, it may be referred to our internal audit, legal, finance or other appropriate department. The Presiding Director may direct that certain matters be presented to the full Board or any applicable Board committee and may direct special treatment, including the retention of outside advisors or counsel. We intend to disclose any changes to this shareholder communication process on the Investing portion of our web site located at www.dollargeneral.com.

Appendix A

DOLLAR GENERAL CORPORATION

AUDIT COMMITTEE CHARTER
(As Adopted by the Board of Directors on January 18, 2005)

I.        Membership

          The Audit Committee (the “Committee”) shall consist of at least three directors. All Committee members shall be Independent Directors (as defined in the Company’s Corporate Governance Principles), shall otherwise meet the membership qualification requirements contained in the Company’s Corporate Governance Principles, and shall be financially literate or become financially literate within a reasonable period of time after appointment to the Committee. For this purpose, “financially literate” is interpreted by the Board in its business judgment to mean the ability to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. In addition, at least one Committee member must be an “audit committee financial expert” (as defined by the rules of the Securities Exchange Act of 1934). Committee members shall be appointed annually by the Board and may be removed by the Board at any time.

          At least one Committee member shall have accounting or related financial management expertise. For this purpose, “accounting or related financial management expertise” is interpreted by the Board in its business judgment to include, without limitation, experience as a certified public accountant, chief executive officer, chief financial officer, controller, or other senior officer with financial reporting oversight responsibilities. In addition, a member designated as an audit committee financial expert may be presumed to have accounting or related financial management expertise.

          Committee members may not serve on more than two other public company audit committees unless the Board determines in advance that the ability of the director to serve effectively on the Company’s Audit Committee would not be impaired. If the Board determines that a director can serve effectively on more than two other public company audit committees, the Board will disclose a specific explanation of its determination in the annual proxy statement.

II.      Purpose

          The Committee’s primary purposes are to:

•

Assist Board oversight of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors.

•	Prepare the report required by the Securities and Exchange Commission for inclusion in the annual proxy statement.

          The Committee is not responsible for the planning or conduct of audits or for any determination that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles (“GAAP”). This is the responsibility of the Company’s management and independent auditors. It also is not the Committee’s responsibility to conduct investigations or to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics.

III.    Structure and Operations

          Unless the Board appoints a Chairman, the Committee members may designate a Chairman by a majority vote of the full Committee membership. The Committee shall meet at such times as it determines to be necessary or appropriate, but not less than four times each year, and shall report to the Board at the next Board meeting following each such Committee meeting. A majority of the Committee members shall constitute a quorum for the conduct of business at Committee meetings. The affirmative vote of a majority of the Committee members participating in any Committee meeting is necessary for the adoption of any resolution. The Committee may invite the Chairman of the Board, members of management, independent auditors or others to attend all or a portion of the Committee meetings. The Committee shall have the opportunity at each regularly scheduled meeting to meet in executive session without the presence of management. In addition, the Committee shall meet each quarter with management (i.e., the CEO, CFO, President or other senior officers), with the General Counsel, with the internal audit director and with the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these persons or groups believe should be discussed privately. The Committee may delegate any of its responsibilities to one or more subcommittees as the Committee may deem appropriate to the extent allowed by applicable law and the New York Stock Exchange.

IV.     Authority and Resources

          The Committee is directly responsible for the appointment (subject, if applicable, to shareholder ratification), compensation, retention and oversight of any independent auditing firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the independent auditing firm must report directly to the Committee. The Committee also shall have the authority to engage outside legal, accounting or other advisors as the Committee determines to be necessary or advisable in connection with the discharge of its responsibilities hereunder. The Company shall pay to any independent auditing firm or outside legal or other advisor retained by the Committee such compensation, including without limitation usual and customary expenses and charges, as shall be determined by the Committee. The Company also shall pay such ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties as shall be determined by the Committee.

V.       Responsibilities

          The responsibilities of the Committee shall include the following, along with any other matters as the Board may delegate to the Committee from time to time:

Independent Auditors

          1.          Select, determine the compensation of, and oversee the Company’s independent auditors. As part of its oversight function, the Committee shall resolve any disagreements between management and the independent auditors regarding financial reporting. The Committee also shall propose and approve the discharge of the independent auditors when circumstances warrant.

          2.          Pre-approve all audit engagement fees and terms, as well as all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Committee must consider whether the provision of permitted non-audit services by the independent auditors is compatible with maintaining the auditor’s independence, and shall solicit the input of management and the independent auditors on that issue. The Committee may delegate to one or more of its members the authority to pre-approve such services; provided, however, that all services pre-approved by such Committee member must be disclosed to the full Committee at each of its scheduled meetings.

          3.          At least annually, obtain and review a report by the independent auditors describing (a) the audit firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the last five years, respecting one or more independent audits carried out by the audit firm, and any steps taken to address any such issues, and (c) all relationships between the audit firm and the Company.

          4.          After reviewing the independent auditors’ report referred to in #3 above, annually review the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner on the audit, taking into account the opinions of management and the Company’s internal auditors. As part of this independence review, the Committee should ensure the rotation of the lead, concurring and other audit partners as required by law. The Committee also should periodically consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the independent auditing firm.

          5.          At least annually, discuss with the independent auditors, out of the presence of management if deemed appropriate:

•	The overall scope, planning and staffing of the annual audit.

•	The matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

•

Any audit problems or difficulties, and management’s response, including a discussion regarding: (a) any restrictions on the scope of the independent auditor’s activities or on access to requested information, (b) any significant disagreements with management, (c) any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise), (d) any communications between the independent audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement, (e) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company, and (f) the responsibilities, budget and staffing of the Company’s internal audit function.

          6.          Set clear hiring policies for current and former employees of the independent auditors.

Financial Statements and Disclosures

          7.          Review and discuss with management and the independent auditors:

•

The Company’s annual audited financial statements and quarterly unaudited financial statements. This review must be conducted at a meeting (whether in person, telephonic or otherwise) and must include a review of the Company’s specific disclosures under MD&A. The Committee shall recommend to the Board whether the annual audited financial statements should be included in the Company’s Form 10-K.

•

The independent auditors’ report mandated by Section 10A of the Securities Exchange Act of 1934 regarding: (a) illegal acts, (b) related party transactions, (c) critical accounting policies and practices, (d) alternative treatments of financial information within GAAP that have been discussed with management, along with the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors, and (e) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•

Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy and effectiveness of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•

Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

          8.          Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

          9.          Review and discuss with management, internal audit and the independent auditors management’s internal control report prepared in accordance with SEC rules promulgated pursuant to Section 404 of the Sarbanes-Oxley Act.

          10.        Discuss the Company’s earnings press releases (particularly, the use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be general (i.e., in terms of the types of information to be disclosed and the type of presentation to be made).

          11.        Discuss the Company’s policies governing the process by which risk assessment and risk management is undertaken. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

          12.        Review disclosures made by the CEO and CFO regarding any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and any fraud that involves management or other employees that have a significant role in the Company’s internal control over financial reporting.

Internal Auditors

          13.        Review internal audit department activities, organizational structure and staff qualifications.

          14.        Approve internal audit department projects and annual budget.

          15.        Review with the internal audit department the status and results (including remedial actions) of audit projects.

          16.        Review all significant reports to management prepared by the internal audit department, and management’s responses.

Ethical and Legal Compliance

          17.        Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

          18.        Oversee such portions of the Code of Business Conduct and Ethics as the Board of Directors may designate from time to time.

          19.        Review, with the Company’s General Counsel, legal matters that could have a significant impact on the Company’s quarterly or annual financial statements.

Other Responsibilities

          20.        Review and reassess the adequacy of this Charter at least annually and recommend to the Board any changes deemed appropriate.

          21.        Conduct an annual evaluation of the performance and effectiveness of the Committee and report the results of the evaluation to the Board.

          22.        Prepare the report required by the rules of the SEC to be included with the Company’s annual proxy statement.

          23.        Report regularly to the Board regarding, among others, issues that arise with respect to (a) the quality or integrity of the Company’s financial statements, (b) the Company’s compliance with legal or regulatory requirements, (c) the performance and independence of the Company’s independent auditors, and (d) the performance of the internal audit function.

Appendix B

DOLLAR GENERAL CORPORATION
ANNUAL INCENTIVE PLAN

SECTION 1
PURPOSE

          The purpose of the Dollar General Corporation Annual Incentive Plan is to permit Dollar General Corporation (the “Company”), through awards of annual incentive compensation that satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code, to attract and retain executives and to motivate these executives to promote the profitability and growth of the Company.

SECTION 2
DEFINITIONS

          “Award” shall mean the amount granted to a Participant by the Committee for a Performance Period.

          “Board” shall mean the Board of Directors of the Company, or the successor thereto.

          “Code” shall mean the Internal Revenue Code of 1986, as amended.

          “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof which meets the requirements of Section 162(m)(4)(C) of the Code.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          “Executive” shall mean any “covered employee” (as defined in Section 162(m) of the Code) and, in the discretion of the Committee, any other executive officer of the Company or its Subsidiaries.

          “Participant” shall mean, for each Performance Period, each Executive who has been selected by the Committee to participate in the Plan.

          “Performance Period” shall mean the Company’s fiscal year or any other period designated by the Committee with respect to which an Award may be granted. Performance Periods may not overlap.

          “Plan” shall mean this Dollar General Corporation Annual Incentive Plan, as amended from time to time.

          “Qualified Performance-Based Award” means an Award that is intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Performance Measures.

          “Qualified Performance Measures” means one or more of the performance measures listed below upon which performance goals for certain Qualified Performance-Based Awards may be established from time to time by the Committee within the time period prescribed by Section 162(m) of the Code:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Net sales or revenue growth;
(d)	Gross or net operating profit;
(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)	Gross or operating margins;
(i)	Productivity ratios;
(j)	Share price (including, but not limited to, growth measures and total shareholder return);
(k)	Expense targets;
(l)	Margins;
(m)	Operating efficiency;
(n)	Customer satisfaction;
(o)	Working capital targets;
(p)	Economic Value Added;
(q)	Volume;
(r)	Capital expenditures;
(s)	Market share;
(t)	Costs;
(u)	Regulatory ratings;
(v)	Asset quality;
(w)	Net worth; and
(x)	Safety

          “Section 162(m) Cash Maximum” means $2,500,000.

          “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

SECTION 3
ADMINISTRATION

          The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select Participants, to determine the maximum Awards and the amounts of any Awards and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its shareholders and Participants, Executives, former Executives and their respective successors and assigns. No member of the Committee shall be eligible to participate in the Plan.

SECTION 4
DETERMINATION OF AWARDS

          (a)          Prior to the beginning of each Performance Period, or at such later time as may be permitted by applicable provisions of the Code (which, in the case of any Qualified Performance-Based Award, currently is not later than the earlier of (i) 90 days after the beginning of the period of service to which the performance goal(s) relate or (ii) the first 25% of the period of service), the Committee shall establish: (1) the Executives or class of Executives who will be Participants in the Plan; (2) for each Participant a maximum Award, which shall be less than the Section 162(m) Cash Maximum; and (3) the performance goal(s) and Qualified Performance Measure(s) applicable to, and the method for computing the amount payable upon achievement of such performance goal(s) in connection with, any Qualified Performance-Based Award.

          (b)          Following the end of each Performance Period, and before any payments are made under the Plan, the Committee shall certify in writing the satisfaction of the performance goal(s) for any Qualified Performance Measure(s) applicable to any Qualified Performance-Based Award.

          (c)          The Committee may reduce or eliminate the Award granted to any Participant based on factors determined by the Committee, including but not limited to, performance against budgeted financial goals and the Participant’s personal performance, provided, however, that any such reduction or elimination shall not operate to increase a Qualified Performance-Based Award, or amount payable thereunder, to any Participant who is Executive.  The Committee may not increase a Qualified Performance-Based Award, or amount payable thereunder, granted to a Participant who is an Executive.

SECTION 5
PAYMENT OF AWARDS

          Each Participant shall be eligible to receive, as soon as practicable after the amount of such Participant’s Award for a Performance Period has been determined, payment of the Award in cash.  Payment of the award may be deferred in accordance with a written election by the Participant in accordance with the terms of the Company’s CDP/SERP Plan, as such Plan may be amended and/or restated from time to time.

SECTION 6
AMENDMENTS

          The Committee may amend the Plan at any time and from time to time, provided that no such amendment that would require the consent of the shareholders of the Company pursuant to Section 162(m) of the Code, NYSE listing rules or the Exchange Act, or any other applicable law, rule or regulation, shall be effective without such consent. No amendment which adversely affects a Participant’s rights to, or interest in, an Award granted prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto in writing.

SECTION 7
TERMINATION

          The Committee may terminate this Plan at any time but in no event shall the termination of the Plan adversely affect the rights of any Participant to a previously granted Award without such Participant’s written consent.

SECTION 8
OTHER PROVISIONS

          (a)          No Executive or other person shall have any claim or right to be granted an Award under this Plan until such Award is actually granted. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Executive any right to be retained in the employ of the Company. Nothing contained in this Plan shall limit the ability of the Company to make payments or awards to Executives under any other plan, agreement or arrangement.

          (b)          The rights and benefits of a Participant hereunder are personal to the Participant and, except for payments made following a Participant’s death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

          (c)          Awards under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

          (d)          The Company shall have the right to deduct from Awards any taxes or other amounts required to be withheld by law.

          (e)          All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Tennessee without regard to principles of conflict of laws.

          (f)          No member of the Committee or the Board, and no officer, employee or agent of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Plan.

SECTION 9
EFFECTIVE DATE

          The Plan shall be effective as of March 16, 2005, subject to approval by the shareholders of the Company in accordance with Section 162(m) of the Code.

DOLLAR GENERAL CORPORATION 100 MISSION RIDGE GOODLETTSVILLE, TN 37072

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 23, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Dollar General Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote the shares using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 23, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dollar General Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DOLLAR	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOLLAR GENERAL CORPORATION

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3.

Proposal 1 - Election of Directors		For All	Withhold For All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
To elect eleven directors to serve until the next annual meeting and until their successors are elected and qualified:

01) David L. Beré	07) Barbara M. Knuckles	☐	☐	☐
02) Dennis C. Bottorff	08) David A. Perdue
03) Barbara L. Bowles	09) J. Neal Purcell
04) James L. Clayton	10) James D. Robbins
05) Reginald D. Dickson	11) David M. Wilds
06) E. Gordon Gee

	For	Against	Abstain

Proposal 2 - Approval of Annual Incentive Plan to assure full tax deductibility of awards in connection with Internal Revenue Code Section 162(m)	☐	☐	☐

Proposal 3 - Ratification of the appointment of Ernst & Young LLP as independent auditors	☐	☐	☐

For comments, please check this box and write them on the back where indicated			☐

Please indicate if you plan to attend this meeting	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Whether or not you expect to be physically present at the annual meeting, please vote your proxy as soon as possible.  You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or sign, date and return the enclosed printed proxy card in the enclosed business reply envelope.  No postage is necessary if the proxy is mailed within the United States.  You may revoke the proxy at any time before it is voted.

DOLLAR GENERAL CORPORATION

Proxy Solicited by and on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 24, 2005

The undersigned shareholder of Dollar General Corporation, a Tennessee corporation (the “Company”), hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement dated April 22, 2005, and hereby appoints Susan S. Lanigan and Christine L. Connolly, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of shareholders of the Company to be held on May 24, 2005, at 10:00 A.M., Central Daylight Time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee, and at any adjournment(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side of this proxy card.  The shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted “FOR” election of all director nominees, “FOR” approval of the Annual Incentive Plan, and “FOR” the ratification of the appointment of the independent auditors.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

IMPORTANT – This Proxy is continued and must be signed and dated on the reverse side.